Exhibit 99.7

Execution Version

Dated 8 May 2017

Facility Agreement

relating to a US$150,000,000 term loan facility

between

SUN WISE (UK) CO., LTD

as Borrower

SUN WISE ORIENTED (HK) CO., LIMITED

as Offshore Guarantor

and

PA EMINENT OPPORTUNITY VI LIMITED

as Lender

(i)

(ii)

This Agreement is made on 8 May 2017

Between:

(1)	SUN WISE (UK) CO., LTD, a private limited company incorporated under the laws of England and Wales with registration number 10662894 and whose business address is at 60 Strand, London, United Kingdom WC2N 5LR (the “Borrower”);

(2)	SUN WISE ORIENTED (HK) CO., LIMITED, a company incorporated under the laws of Hong Kong with registered number 2318510 and whose business address is at Unit 1904, 19/F, Podium Plaza, 5 Hanoi Road, Tsimshatsui, Kowloon, Hong Kong (the “Offshore Guarantor”); and

(3)	PA EMINENT OPPORTUNITY VI LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands with registered number 1940944 and whose registered office is at Commence Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands, as lender (the “Lender”).

It is agreed:

SECTION 1

INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Acquired Target Shares” means 19,452,063 Target Shares to be acquired by the Borrower pursuant to the terms of the SPA.

“Acquisition” means the acquisition by the Borrower of the Acquired Target Shares pursuant to the terms of the SPA.

“Acquisition Completion” means the completion of the Acquisition on the Closing Date in accordance with the SPA.

“Acquisition Documents” means:

(a)	the SPA;

(b)	the Escrow Agreement;

(c)	the Target Stockholders Agreement;

(d)	the Registration Rights Agreement;

(e)	the park exclusivity and concept design agreement dated 24 March 2017 by and between Sea Holdings I, LLC and Zhonghong Holdings;

(f)	the center concept & preliminary design support agreement dated 24 March 2017 by and between Sea Holdings I, LLC and Zhonghong Holdings;

(g)	a regulatory side letter dated 24 March 2017 signed by the Target and delivered to and acknowledged by the Borrower and the sellers identified in the SPA;

(h)	a notice dated 11 April 2017 signed by the Sellers’ Representative and delivered to and acknowledged by the Borrower; and

(i)	any other document designated as such by the Lender and the Borrower.

“Acquisition Purchase Price” means the term “Purchase Price” as defined in the SPA, being US$447,397,449.

“Adjustment Event” means, as determined by the Lender (acting in good faith and in a commercially reasonable manner), any of the following:

(a)	a subdivision, consolidation or reclassification of the Target Shares (unless resulting in a Merger Event), or a free distribution or dividend of any Target Shares to existing holders by way of bonus, capitalisation or similar issue;

(b)	a distribution, issue or dividend to existing holders of the Target Shares of:

(i)	additional Target Shares;

(ii)	other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Target equally or proportionately with such payments to holders of the Target Shares;

(iii)	share capital or other securities of another issuer acquired or owned (directly or indirectly) by the Target as a result of a spin-off or other similar transaction; or

(iv)	any other type of securities, rights or warrants or other assets (other than cash), in any case for payment (cash or other consideration) at less than the prevailing market price;

(c)	the declaration of a dividend determined by the Lender to be an extraordinary dividend in respect of the Target Shares (acting reasonably);

(d)	a call by the Target in respect of Target Shares that are not fully paid;

(e)	a repurchase by the Target or any of its Affiliates of the Target Shares, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

(f)	in respect of the Target, an event that results in any shareholder-rights being distributed or becoming separated from shares of common stock or other shares of the capital stock of the Target pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights;

(g)	a Merger Event; or

(h)	any other event that has or would reasonably be expected to have a diluting or concentrative effect on the value of the Target Shares,

provided that any such event shall be deemed to occur on the first public announcement by the Target of such event or a firm intention to cause such event to occur.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Anti-Terrorism Law” means the US Patriot Act, the US Money Laundering Control Act of 1986 (18 USC sect. 1956), the US Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, issued 23 September 2001, as amended by Order 13268 or any similar law enacted in US, any member nation of the European Union, Hong Kong, the United Nations or any other applicable jurisdiction.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Assignment Agreement” means an agreement substantially in a recommended form of the APLMA or any other form agreed between the Lender and the relevant assignee.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling five (5) Business Days from the date of this Agreement.

“Available Commitment” means at any time the Commitment minus:

(a)	the aggregate amount of all outstanding Loan; and

(b)	in relation to any proposed Utilisation, the aggregate amount of the Loan that are due to be made on or before the proposed Utilisation Date.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the PRC, Hong Kong and New York.

“Cash Dividend” has the meaning given to such term in Clause 19.17 (Pledged Target Shares – Dividends).

“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of Transaction Security, including all the Pledged Target Shares.

“Closing” means the term “Closing” as defined in the SPA.

“Closing Account” means the cash account opened at Wing Lung Bank Limited under the name of the Borrower with account number 601-016-06276, the operation of which shall require one authorised signatory appointed by the Lender.

“Closing Date” means the term “Closing Date” as defined in the SPA.

“Closing Price” means, on any Scheduled Trading Day, the official closing price per Target Share published by the Exchange for that Scheduled Trading Day, provided that if any such Scheduled Trading Day is a Disrupted Day, the Closing Price shall be the lower of (a) the official closing price on such Disrupted Day (if any such price is published) and (b) the official closing price on the immediately preceding Scheduled Trading Day (including, on a compounding basis, any haircut applied in respect of that day and any of the immediately preceding days).

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means US$150,000,000 as at the date of this Agreement, to the extent not cancelled, reduced or transferred by the Lender under this Agreement.

“Confidential Information” means all information relating to the Borrower, any other Obligor, the Group, the Transaction Documents, the Facility or the Acquisition of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 23 (Disclosure of information); or

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(c)	is known by the Lender before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Lender.

“Custodian” means Citibank N.A. in its capacity as custodian under the Custody and Control Agreement.

“Custody and Control Agreement” means the custody and control agreement dated on or about the date of this Agreement, or otherwise entered into pursuant to paragraph (d) of Clause 19.31 (Conditions Subsequent), and entered into by and among the Borrower as pledgor, the Security Agent and the Custodian, in respect of the Pledged Target Shares.

“Debenture (HK)” means the Hong Kong law-governed debenture dated on or about the date of this Agreement between the Offshore Guarantor as chargor and the Lender.

“Debenture (UK)” means the English law-governed debenture dated on or about the date of this Agreement between the Borrower as chargor and the Lender.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Lender.

“Designated Securities Account” means the securities account in the name of the Borrower opened with a custodian satisfactory to the Security Agent and designated as the Designated Securities Account from time to time by the Security Agent and the Borrower, for the purposes of depositing the Pledged Target Shares and any Cash Dividends declared in respect of Pledged Target Shares, to be opened within the timeframe stipulated in Clause 19.31 (Conditions Subsequent) and the operation of which shall require one authorised signatory appointed by the Security Agent, it being understood and agreed that the initial Designated Securities Account shall be the “Custody Account” (as defined in the Custody and Control Agreement).

“Disrupted Day” means any Scheduled Trading Day on which:

(a)	the Exchange does not open for trading during its regular trading session; or

(b)	an Equity Market Disruption Event has occurred.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which the Borrower or any member of the Offshore Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower or any member of the Offshore Group conducted on or from the properties owned or used by the Borrower or the relevant member of the Offshore Group.

“Equity Market Disruption Event” means the occurrence or existence of a Trading Disruption or an Exchange Disruption which the Lender determines is material (acting reasonably).

“Escrow Account” means the account opened in the name of the Sellers’ Representative with Citibank N.A. with the account number specified in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement dated 24 March 2017 among the Borrower as buyer, the Sellers’ Representative and Citibank N.A. as escrow agent.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Exchange” means The New York Stock Exchange.

“Exchange Disruption” means any event that materially disrupts or impairs (as determined by the Lender acting in a commercially reasonable manner) the ability of market participants in general to effect transactions in, or obtain market values for, the Target Shares on the Exchange.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by the Lender to the Borrower on or before the date of this Agreement (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Final Repayment Date” means the date falling twenty-four (24) Months from the Utilisation Date, provided that if that day is not a Business Day, it shall be the immediate preceding Business Day.

“Finance Documents” means:

(a)	this Agreement;

(b)	the Individual Guarantee Agreement;

(c)	the Onshore Parent Guarantee Agreement;

(d)	any Transaction Security Document;

(e)	the Intercreditor Deed;

(f)	the Utilisation Request;

(g)	any other agreement entered into between any member of the Offshore Group and the Lender and/or its Affiliates; and

(h)	any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under the GAAP;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Fullgoal Notes” means the HK$1,083,333,334 notes due 2018 issued by Joyful Wellness as issuer and subscribed by Fullgoal SPC (for and on behalf of Fullgoal SP) pursuant to the Fullgoal Notes Subscription Agreement.

“Fullgoal Notes Documents” means “Issue Documents” as defined in the Fullgoal Notes Subscription Agreement.

“Fullgoal Notes Subscription Agreement” the subscription agreement dated 5 May 2017 entered into by and among Joyful Wellness as issuer, the Onshore Parent Guarantor as guarantor and Fullgoal SPC (for and on behalf of Fullgoal SP) as investor.

“Fullgoal SP” means Fullgoal Industrial Investment Fund Segregated Portfolio, a segregated portfolio established by Fullgoal SPC.

“Fullgoal SPC” means Fullgoal China Access RQFII Fund SPC, an exempted company incorporated and registered as a segregated portfolio company incorporated in the Cayman Islands with limited liability with registration number 279462 and whose registered office address is at PO Box 1350, Clifton House, 75 Fort Street, Grand Cayman KY1-1108, Cayman Islands, acting for and on behalf, and for the account, of Fullgoal SP.

“GAAP” means generally accepted accounting principles:

(a)	in respect of the Onshore Parent Guarantor, in the PRC;

(b)	in respect of the Offshore Guarantor, in Hong Kong;

(c)	in respect of the Borrower, in the United Kingdom; and

(d)	in respect of the Target, in the United States.

“Golden Share” has the meaning given to such term in Clause 19.31 (Conditions Subsequent).

“Governmental Agency” means any government or any governmental agency, semi- governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Onshore Parent Guarantor, its Subsidiaries from time to time (which, for the avoidance of doubt, includes each member of the Offshore Group) and Zhonghong Holdings.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Indirect Tax” means any goods and services taxes, consumption tax, value added tax or any tax of a similar nature.

“Individual Guarantee Agreement” means a guarantee agreement dated on or about the date of this Agreement between the Individual Obligor as guarantor and the Lender on or about the date of this Agreement.

“Individual Obligor” means Mr. Wang Yonghong , a citizen of the PRC (holder of PRC identification card with number 362229197201090030).

“Intercreditor Deed” means the intercreditor deed dated on or about the date of this Agreement initially by and among the Security Agent, the Lender, the Junior Investor, the Individual Obligor, the Onshore Parent Guarantor and the Borrower, as amended and supplemented from time to time pursuant to the terms thereto.

“Interest Payment Date” means each of the following:

(a)	31 October 2017;

(b)	30 April 2018;

(c)	31 October 2018; and

(d)	30 April 2019; and

(e)	Final Repayment Date,

provided that:

(i)	if an Interest Payment Date would otherwise fall on a day which is not a Business Day, that Interest Payment Date shall be changed to the next succeeding Business Day in that calendar month (if there is one) or the preceding Business Day (if there is none); and

(ii)	any Interest Payment Date which would otherwise fall after the Final Repayment Date shall instead fall on the Final Repayment Date.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Joyful Intercompany Advances” means any amount provided by Joyful Wellness to the Offshore Guarantor in the form of intercompany loan or other forms of intercompany advances.

“Joyful Wellness” means Joyful Wellness Limited , a BVI business company incorporated under the laws of the British Virgin Islands with registered number 1924964 and whose registered office is at Newhaven Trustees (BVI) Limited of 3rd Floor, J & C Building, P.O. Box 933, Road Town, Tortola, British Virgin Islands, VG1110.

“Junior Investment Agreement” means the investment agreement dated on or about the date of this Agreement and entered into by and among the Borrower, the Junior Investor and the other parties thereto in respect of the Junior Investor’s investment in the Junior Preferred Shares.

“Junior Investment Documents” means “Transaction Documents” as defined in the Junior Investment Agreement.

“Junior Investment Security” means any Security provided by a member of the Group for the purpose of securing the Junior Liabilities.

“Junior Investor” means China Huarong International Holdings Limited , a company incorporated under the laws of Hong Kong (company number 1845699) whose registered office is at China Huarong Tower, 60 Gloucester Road, Wanchai, Hong Kong.

“Junior Liabilities” means at any time, all present and future liabilities and obligations at any time, of Tianjin Shuzhi, the Offshore Guarantor, the Borrower and/or any member of the Group to the Junior Investor in respect of the Junior Preferred Shares and the Junior Investment Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity.

“Junior Permitted Payment” has the meaning given to such term in Clause 19.6 (Restricted Payments).

“Junior Preferred Shares” means the preferred shares with a value of not more than US$100,000,000 issued by the Borrower and subscribed or to be subscribed by the Junior Investor pursuant to the Junior Investment Documents.

“Lender Director” has the meaning given to such term in paragraph (h) of Clause 19.31 (Conditions subsequent).

“Listing Rules” means the listing rules applicable to a company listed on the Exchange.

“Loan” means, as the context requires, a loan made or to be made under the Facility or the principal amount outstanding at any time of that loan.

“LTV Ratio” means, at any time, the loan to value ratio (expressed as a percentage) calculated by the following:

A

B

where:

“A” means the aggregate amount in US dollars of (i) the Loan outstanding and (ii) the Junior Preferred Shares Value;

“B” means aggregate amount in US dollars of (i) the Closing Price multiplied by the number of Pledged Target Shares and (ii) the Margin Cash; and

“Junior Preferred Shares Value” means the amount equal to the number of outstanding Junior Preferred Shares multiplied by the Preferred Shares Subscription Price (as defined in the Junior Investment Agreement).

“Make-Whole Amount” means, in respect of any prepayment, repayment or acceleration of the Loan, an amount equal to the amount of interest that would have been payable pursuant to Clause 8 (Interest) on the principal amount of the Loan being prepaid or repaid with respect to the period from the Utilisation Date to (and including) the Make-Whole End Date, had such principal amount remained outstanding during such period, deducting the amount of interest that is paid and received by the Lender up to (and including) the payment date of the relevant prepayment or repayment.

“Make-Whole End Date” means the date falling twelve (12) Months of the Utilisation Date.

“Margin Call Notice” means a notice substantially in the form set out in Schedule 4 (Form of Margin Call Notice) or any other form provided by the Lender.

“Margin Cash” has the meaning given to such term in Clause 20.1 (Margin Call).

“Margin Cash Account” means any account designated by the Security Agent from time to time.

“Margin Top-Up Date” has the meaning given to such term in Clause 20.1 (Margin Call).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole;

(b)	the ability of any of the Obligors to perform its obligations under the Transaction Documents;

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to, any of the Finance Documents; or

(d)	the rights or remedies of the Lender under any of the Finance Documents.

“Material Non-Public Information” means any information (including, without limitation, any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Target) that is not described in the Target’s most recent annual report or subsequent public information releases and which, if it were made public, would be likely to have a significant effect on the price or value of the Target Shares.

“Merger Event” means, in respect of the Target Shares, any:

(a)	reclassification or change of the Target Shares that results in a transfer of or an irrevocable commitment to transfer all outstanding Target Shares to another entity or person;

(b)	consolidation, amalgamation, merger or binding share exchange of the Target with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which the Target is the continuing entity and which does not result in a reclassification or change of any of the Target Shares then outstanding);

(c)	a takeover offer, tender offer, scheme of arrangement, exchange offer, solicitation, proposal or other event or offer by any entity or person to purchase or otherwise obtain one hundred per cent. (100%) of the outstanding Target Shares that results in a transfer of or an irrevocable commitment to transfer all such Target Shares (other than the Target Shares owned or controlled by such other entity or person); or

(d)	a consolidation, amalgamation, merger or binding share exchange of the Target or its Subsidiaries with or into another entity in which the Target is the continuing entity and which does not result in a reclassification or change of the outstanding Target Shares but results in the outstanding Target Shares (other than the Target Shares owned or controlled by such other entity) immediately prior to such event collectively representing less than fifty per cent. (50%) of the outstanding Target Shares immediately following such event.

“Money Laundering Laws” has the meaning given to it in Clause 17.28 (Money Laundering Laws).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“NBWD” means a creditor incorporated or registered outside the PRC (a) extending any facility to a borrower incorporated or registered outside of the PRC and/or (b) conducting any transactions with such borrower incorporated or registered outside of the PRC, where any guarantor or security provider in respect of that facility or transaction is incorporated or registered in the PRC.

“New Lender” has the meaning given to such term in Clause 22.1 (Assignments and transfers by the Lender).

“Obligors” means:

(a)	the Borrower;

(b)	the Offshore Guarantor;

(c)	the Onshore Parent Guarantor;

(d)	the Individual Obligor; and

(e)	any other person providing any Transaction Security,

and “Obligor” means each one of them.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“Offshore Obligor” means each of the Borrower and the Offshore Guarantor.

“Offshore Group” means the Offshore Guarantor and its Subsidiaries from time to time.

“Onshore Parent Guarantee Agreement” means the PRC law-governed guarantee agreement dated on or about the date of this Agreement between the Onshore Parent Guarantor and the Lender.

“Onshore Parent Guarantor” means Zhonghong Zhuoye Group Co. Ltd. , a company incorporated under the laws of the PRC and whose business address at 2015-431 Cyberport Building, High-tech Street 258, High-tech Industrial Development Zone (New Urban Area), Urumqi, Xinjiang, PRC ..

“Original Financial Statements” means:

(a)	in respect of the Onshore Parent Guarantor, its consolidated financial statements for the financial year ended 2016;

(b)	in respect of the Borrower, its most recent financial statements;

(c)	in respect of the Offshore Guarantor, its financial statements for the financial year ended 2016; and

(d)	in respect of the Target, its audited consolidated financial statements for the financial year ended 2016.

“Party” means a party to this Agreement.

“Pledged Target Shares” means, at any time, the Acquired Target Shares which are subject to the Transaction Security (subject to the terms of the Intercreditor Deed).

“PRC” means the People’s Republic of China, but (solely for the purpose of the Finance Documents) excluding Hong Kong, Macau and Taiwan.

“PRC Working Days” means, in relation to registration of any Finance Document with any local branch of the SAFE, a day (other than a Saturday or Sunday) on which such local branch of the SAFE is open for its general business.

“PSC Register” means “PSC register” within the meaning of section 790(c)(10) of the Companies Act 2006.

“Quasi-Security” means an arrangement or transaction described in paragraph (b) of Clause 19.4 (Negative Pledge) below.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Registration Rights Agreement” means the registration rights agreement dated 24 March 2017 by and between the Borrower and the Target, with respect to the Target Shares.

“Registration Requirements” means:

(a)	the registration of particulars of the Security Agreement (US) and the Debenture (UK) at Companies House in England and Wales under section 859A of the Companies Act 2006;

(b)	the registration of the Debenture (HK) with the Hong Kong Companies Registry under the Companies Ordinance (Cap. 622 of the Laws of Hong Kong);

(c)	the registration of each of the (i) Individual Guarantee Agreement and (ii) Onshore Parent Guarantee Agreement with the competent local branch of the SAFE of the forgoing Finance Documents, where the application for such registration shall, pursuant to the SAFE regulations as at the date of this Agreement, be made within fifteen (15) PRC Working Days from the date of each such Finance Document; and

(d)	the filing of the UCC financing statements relating to the Security Agreement (US) in the applicable jurisdictions.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	(in the case of a corporate entity) its jurisdiction of incorporation or establishment or (in the case of a natural person) its place of domicile;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Person” means:

(a)	a member of the Offshore Group;

(b)	a director, an officer or an employee of a member of the Offshore Group, who (in each case) is acting in such capacity (and not, for the avoidance of doubt, in his or her personal capacity); or

(c)	an agent or any person acting on behalf of a member of the Offshore Group, who (in each case) is acting in such capacity (and not, for the avoidance of doubt, in his or her personal capacity).

“Repeating Representations” means each of the representations set out in Clause 17 other than paragraph (c) of Clause 17.1 (Status), 17.8 (Deduction of Tax), Clause 17.9 (No filing or stamp taxes) and 17.29 (Group Structure).

“SAFE” means the State Administration of Foreign Exchange of the PRC or its competent local branch, bureaus or any other authority succeeding to its functions.

“Sanctioned Country” has the meaning given to it in the definition of

“Sanctioned Person” below.

“Sanctioned Person” means:

(a)	any person listed in any Sanctions-related list of designated persons maintained by OFAC, the US Department of State, the United Nations Security Council, the European Union, any member state of the European Union, the Hong Kong government or the United Kingdom government;

(b)	any person currently subject to any Sanctions, including without limitation any person located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions, or otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities) (each a “Sanctioned Country”); or

(c)	any person owned by or under the control of, or any person acting on behalf of, a person falling within paragraph (a) or (b) of this definition.

“Sanctions” means any economic or financial sanctions or trade embargos, imposed, administered or enforced by any Sanctions Authority, OFAC or by the US Department of State or pursuant to the Iran Sanctions Act of 1996 and The Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or any equivalent sanctions or measures administered, imposed, enacted or enforced by any Sanctions Authority.

“Sanctions Authority” means the US government, the United Nations, the European Union, the Hong Kong government, the United Kingdom government, the respective governmental institutions and agencies of any of the foregoing (including, without limitation, OFAC, the US Department of State and Her Majesty’s Treasury of the United Kingdom) or any other applicable governmental, inter-governmental or supranational sanctions authority.

“Scheduled Trading Day” means a day on which the Exchange is scheduled to be open for trading during its regular trading sessions.

“Secured Party” means the Lender, the Security Agent, a Receiver or any Delegate and any other party to a Finance Document (other than an Obligor).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent” means Lord Central Opportunity V Limited, a BVI business company incorporated under the laws of the British Virgin Islands with registered number 1931378 and whose registered office is at Commence Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands, in its capacity as security agent under the Intercreditor Deed.

“Security Agreement (US)” means the New York law governed security agreement dated on or about the date of this Agreement between the Security Agent and the Borrower as pledgor in respect of, amongst others, the Acquired Target Shares, the Designated Securities Account and the Registration Rights Agreement, subject to the terms of the Intercreditor Deed.

“Sellers” means the sellers named in the SPA.

“Sellers’ Representative” means SW Delaware L.P. as sellers’ representative under the SPA.

“SPA” means the stock purchase agreement dated 24 March 2017 among the Borrower as buyer and the Sellers in relation to the acquisition of the Acquired Target Shares.

“Specified Default” means an Event of Default as a result of the Borrower’s failure to comply with its obligations under paragraph 19.31(j) of Clause 19.31 (Conditions Subsequent).

“Specified Default Make-Whole Amount” means, in respect of any prepayment or acceleration of the Loan demanded by the Lender as a result of the occurrence of a Specified Default, an amount equal to the amount of interest that would have been payable pursuant to Clause 8 (Interest) on the principal amount of the Loan being prepaid with respect to the period from the Utilisation Date to (and including) the date falling six (6) Months of the Utilisation Date, had such principal amount remained outstanding during such period, deducting the amount of interest that is paid and received by the Lender up to (and including) payment date of the relevant prepayment or repayment.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target” means SeaWorld Entertainment, Inc., a corporation incorporated under the laws of the State of Delaware and listed on the Exchange with stock code “SEAS”.

“Target Shares” means the issued share capital in the Target with a par value of US$0.01.

“Target Stockholders Agreement” means the stockholders agreement dated as of 24 March 2017, by and among the Target, the Borrower and the Onshore Parent Guarantor.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 11.1 (Tax definitions).

“Tianjin Shuzhi” means Tianjin Shuzhi Asset Management Co., Limited a company with limited liability established under the laws of the PRC whose registered address is Room 240, No.2 Fada Road, Wuqing Development Area, Tianjin, PRC.

“Title Documents” has the meaning given to such term in Clause 19.31 (Conditions Subsequent).

“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange relating to the Target Shares, whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise.

“Transaction Documents” means the Finance Documents, the Junior Investment Documents and the Acquisition Documents.

“Transaction Expenses” means any cost, fee or expense (including, without limitation, legal expenses), and any stamp, documentary, registration or similar taxes and duties, incurred under or in connection with, any Finance Document.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Transaction Security Documents (subject to the terms of the Intercreditor Deed).

“Transaction Security Document” means:

(a)	the Debenture (HK);

(b)	the Debenture (UK);

(c)	the Security Agreement (US);

(d)	the Custody and Control Agreement;

(e)	any other document evidencing or creating or expressed to evidence or create Security over any asset to secure any obligation of any Obligor to a Secured Party under the Finance Documents; or

(f)	any other document designated as such by the Lender and the Borrower.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Transfer Certificate) or any other form agreed between the Lender and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Lender executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	the Borrower if it is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

“Zhonghong Holdings” means Zhonghong Holding Co., Ltd. , a company incorporated under the laws of the PRC and listed on The Shenzhen Stock Exchange with stock code 000979.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Lender”, any “Obligor” or any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“disposal” includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

(iv)	a “Finance Document”, a “Transaction Document”, an “Acquisition Document” or any other agreement or instrument is a reference to that Finance Document, Transaction Document, Acquisition Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	a “Junior Investment Document” shall mean that Junior Investment Document as in effect at the date of this Agreement, irrespective of any subsequent amendment, restatement, supplement, modification or waiver of the same or any redemption of the Junior Preferred Share;

(vi)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising, unless otherwise specified by the Lender, the Bloomberg spot rate of exchange for the purchase of the specified currency with that other currency at or about 11:00 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

1.3	Currency Symbols and Definitions

“HK$” and “Hong Kong dollars” denote the lawful currency of Hong Kong.

“US$” and “US dollars” denote the lawful currency of the US.

“RMB” denotes the lawful currency of the PRC.

1.4	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623, the Laws of Hong Kong) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a US dollar term loan facility in an aggregate amount equal to the Commitment.

3.	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	partial settlement of the Acquisition Purchase Price; and

(b)	the payment of the Transaction Expenses then due and payable.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrower may not deliver the Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender will be obliged to comply with Clause 5.4 (Lender’s obligations) only if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Loan and none of the circumstances described in Clause 7.1 (Illegality); Clause 7.2 (Mandatory Prepayment—Change of Control), Clause 7.3 (Mandatory Prepayment – Recovery Claim, Equity Issuance, Debt Issuance and Listing), and Clause 7.4 (Mandatory Prepayment – Target Events) has occurred;

(ii)	the Repeating Representations (as defined in the relevant Finance Document) to be made by each Obligor under each Finance Document to which it is a party are true in all material respects;

(iii)	no Adjustment Event has occurred or would result from a proposed Loan;

(iv)	the LTV Ratio (taking into account the making of the proposed Loan) is equal to or less than seventy-five per cent. (75%); and

(v)	the Lender has received evidence, in form and substance satisfactory to the Lender, that:

(A)	the Closing Account (or such other account as the Lender may agree) has funds in an amount of at least equal to the Consideration (as defined in the Junior Investment Agreement) payable by the Junior Investor under the Junior Investment Agreement;

(B)	the Offshore Guarantor or the Borrower has issued an irrevocable payment instruction to transfer, from a bank account held by the Offshore Guarantor or the Borrower to a bank account of Sellers’ Representative or another bank account approved by the Lender, funds in an amount of at least equal to the aggregate amount of the proceeds from the Fullgoal Notes and any other amount for settlement of the Acquisition Purchase Price, in form and substance satisfactory to the Lender; and

(C)	the funds evidenced by the evidence required in paragraphs (A) and above is in an amount that is (when combined with (I) the amount of the Commitment, (II) the funds in the Escrow Account and (III) the funds from other sources disclosed to and acceptable by the Lender as at the date of this Agreement) sufficient to settle in full the Acquisition Purchase Price, and such funds are available, and have been used or will be used, to complete the Acquisition; and

(b)	by no later than 10:00 a.m. on the proposed Utilisation Date, the Lender has received (or waived receipt of) the documents required pursuant to paragraph (a) of Clause 19.31 (Conditions Subsequent).

4.3	Maximum number of Loan

(a)	Only one (1) Loan may be outstanding under the Facility.

(b)	The Borrower may not request that the Loan be divided.

SECTION 3

UTILISATION

5.	Utilisation

5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the date falling one (1) Business Day prior to the proposed Utilisation Date or such shorter time that the Lender may otherwise agree. The Borrower shall utilise the Facility during the Availability Period.

5.2	Completion of the Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	it provides that the proceeds of the Utilisation shall be disbursed into the Closing Account (or such other account as the Lender may agree).

(b)	Only one (1) Loan may be requested in the Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be US dollar.

(b)	The amount of the proposed Loan must be equal to the Commitment or, if less, the Available Commitment.

5.4	Lender’s obligations

If the conditions set out in Clauses 4 (Conditions of Utilisation) and 5.1 (Delivery of the Utilisation Request) to 5.3 (Currency and amount) above have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office.

5.5	Cancellation of Available Commitment

The Commitment which, at that time, are unutilised shall be immediately cancelled at 5:00 p.m. on the last day of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment of Loan

The Borrower shall repay the Loan in full on the Final Repayment Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	Prepayment and cancellation

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction (i) for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan or it is or will become unlawful for any Affiliate of the Lender for it to do so or (ii) for the Lender to hold, acquire or dispose of any Pledged Target Shares or Security over any Pledged Target Shares or to enforce the Transaction Security Documents (or it is or will become unlawful for any Affiliate of the Lender for it to do any such thing):

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Commitment of the Lender will be immediately cancelled; and

(c)	the Borrower shall repay the Loan on the Interest Payment Date falling immediately after the Lender notifying the Borrower or, if earlier, on the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory Prepayment – Change of Control

(a)	In this Clause:

a “Change of Control” occurs if:

(i)	the Individual Obligor ceases to (A) legally and beneficially own directly at least seventy-five per cent. (75%) of the issued share capital of the Onshore Parent Guarantor or (B) Control the Onshore Parent Guarantor; or

(ii)	the Onshore Parent Guarantor ceases to (A) legally and beneficially own directly and indirectly the entire issued share capital of Tianjin Shuzhi or (B) Control Tianjin Shuzhi; or

(iii)	Tianjin Shuzhi ceases to (A) legally and beneficially own directly the entire issued share capital of the Offshore Guarantor or (B) Control the Offshore Guarantor; or

(iv)	the Offshore Guarantor ceases to (A) legally and beneficially own directly the entire issued share capital of the Borrower (other than the Golden Share and the Junior Preferred Shares or other preferential shares approved by the Lender) or (B) Control the Borrower; or

(v)	following the Acquisition Completion, the Borrower legally and beneficially owns less than 19,452,063 Target Shares.

“Control” means the power to direct the affairs and/or to control the composition of the board of directors or equivalent body of an entity.

(b)	Upon the occurrence of a Change of Control:

(i)	the Borrower shall promptly notify the Lender upon becoming aware of that event;

(ii)	the Lender shall not be obliged to fund the Utilisation; and

(iii)	if the Lender so require by giving not less than ten (10) days’ notice to the Borrower, cancel the Commitment and declare all outstanding Loan, together with the accrued interest, (if applicable) any Make-Whole Amount and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3	Mandatory Prepayment – Recovery Claim, Equity Issuance, Debt Issuance and Listing

(a)	In this Clause 7.3:

“Capital Stock” of any person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such person, including any preference shares and any debt securities convertible into such equity.

“Listing” means a listing of all or any part of the share capital of an Obligor or any member of the Group (or any Holding Company of any member of the Group) on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to an Obligor or any member of the Group or any Holding Company of any member of the Group in any jurisdiction or country.

“Net Proceeds” means the aggregate cash proceeds, received by any Obligor or any member of the Group of any Recovery Claim, issuance or sale of Capital Stock, issuance of Securities or Listing, in each case after deducting:

(i)	reasonable fees, costs and expenses incurred by any member of the Group with respect to that Recovery Claim, issuance or sale of Capital Stock, issuance of Securities or Listing to persons who are not an Obligor or a member of the Group; and

(ii)	any Tax incurred and required to be paid or reasonably reserved for by the seller or claimant in connection with that Recovery Claim, issuance or sale of Capital Stock, issuance of Securities or Listing.

“Recovery Claim” means any claim by any Obligor or a member of the Group or any of its Affiliates (or any employee, officer or adviser) against any other party to any Acquisition Document.

“Securities” of any person means the issue of bonds, notes, debentures, loan stock or any similar debt instrument.

(b)	Upon the occurrence of any Recovery Claim, issuance or sale of Capital Stock, issuance of Securities or Listing, the Borrower will promptly notify the Lender.

(c)	Upon the receipt of the Net Proceeds by an Obligor or any member of the Group (or Holding Company of any member of the Group) of:

(i)	an issuance or sale of Capital Stock;

(ii)	a Listing (not resulting in a Change of Control); an issuance of Securities; or

(iii)	a Recovery Claim,

the Borrower shall prepay the Loan (together with accrued interest, (if applicable) any Make-Whole Amount and all other amounts accrued under the Finance Documents), and cancel the relevant Available Commitment, in amounts equal to the amount of such Net Proceeds.

7.4	Mandatory Prepayment – Target Events

If at any time the Lender determines (acting reasonably) that:

(a)	three (3) consecutive Disrupted Days have occurred; or

(b)	a Merger Event has occurred (provided that any such event shall be deemed to have occurred on the first public announcement by the Target of such event or a firm intention to cause such event to occur); or

(c)	a corporate action, legal proceeding or other procedure or step described in Clause 21.5 (Insolvency) or Clause 21.6 (Insolvency proceedings) in respect of the Target; or

(d)	at any time:

(i)	the Target or the Exchange announces that the Target Shares cease or will cease to be listed, traded or publicly quoted on the Exchange for any reason or cease to be transferrable by normal commercial means; or

(ii)	the Target Shares cease to be listed, traded or publicly quoted on the Exchange or the trading of such shares has been suspended for ten (10) or more consecutive Scheduled Trading Days,

the Lender may, by notice to the Borrower, cancel the Commitment in whole and declare all of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents in respect of the Loans (including, without limitation, (if applicable) any Make-Whole Amount) to be due and payable, whereupon the Commitment will be cancelled and all such amounts will become due and payable five (5) Business Days following delivery of notice by the Lender of such prepayment.

7.5	Mandatory Prepayment – Adjustment Event

Following the occurrence of the event which the Lender is entitled to require prepayment pursuant to paragraph (c) of Clause 20.3 (Adjustment Events), the Lender may, by notice to the Borrower, cancel the Commitment in whole and declare all of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents in respect of the Loans (including, without limitation, (if applicable) any Make-Whole Amount) to be due and payable, whereupon the Commitment will be cancelled and all such amounts will become due and payable five (5) Business Days following delivery of notice by the Lender of such prepayment.

7.6	Mandatory Prepayment – Further conditions precedent

If at any time the Lender determines that the Borrower has failed to satisfy the conditions set forth in paragraph (a)(v) of Clause 4.2 (Further conditions precedent):

(a)	the Lender shall not be obliged to fund the Utilisation;

(b)	the Lender may immediately cancel the Commitment and declare all outstanding Loan, together with the accrued interest, (if applicable) any Make-Whole Amount and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment will be cancelled and all such outstanding amounts will become immediately due and payable; and

(c)	the Borrower shall prepay the Loan (together with accrued interest, (if applicable) any Make-Whole Amount and all other amounts accrued under the Finance Documents) within one (1) Business Day upon the occurrence of such event by, including but not limited to, (if the proceeds of the Loan have not been paid out of the Closing Account) procuring the Offshore Guarantor to release to the Lender the funds in the Closing Account in an amount equal to the proceeds of the Loan and the Offshore Guarantor hereby agrees to comply with this Clause 7.6.

7.7	Voluntary prepayment

The Borrower may, if it gives the Lender not less than twenty (20) days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan.

7.8	Right of prepayment and cancellation in relation to the Lender

(a)	If:

(i)	any sum payable to the Lender by an Obligor is required to be increased under paragraph (a) of Clause 11.2 (Tax gross-up);

(ii)	the Lender claims indemnification from the Borrower under Clause 11.3 (Tax indemnity) or Clause 12.1 (Increased costs); or

(iii)

at any time on or after the date which is three (3) months before the earliest FATCA Application Date for any payment by an Obligor to the Lender, the Lender is not, or has ceased to be, a FATCA Exempt Party and, as a consequence, an Obligor will be required to make a FATCA Deduction from a payment to the Lender on or after that FATCA Application Date, the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification or FATCA Deduction continues, give the Lender notice of cancellation of the Commitment and its intention to procure the prepayment of the Loan.

(b)	On receipt by the Lender of a notice of cancellation referred to in paragraph (a) above, the Commitment of the Lender shall immediately be reduced to zero.

(c)	On the Interest Payment Date which falls immediately after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay the Loan.

7.9	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with the accrued interest on the amount unpaid or prepaid and, subject to any Make-Whole Amount, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or reduce any Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	If any Commitment is reduced in accordance with this Agreement, the amount of such reduction may not be subsequently reinstated.

(f)	If all or part of the Loan is repaid or prepaid and is not available for redrawing, an amount of the Commitment (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(g)	In respect of any prepayment of the Loan (in whole or in part) made by the Borrower under Clause 7.1 (Illegality) to Clause 7.8 (Right of prepayment and cancellation in relation to the Lender) before the Make-Whole End Date, the Borrower shall pay to the Lender the Make-Whole Amount in respect of such prepayment of such Loan.

SECTION 5

COSTS OF UTILISATION

8.	Interest

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is nine per cent. (9%) per annum.

8.2	Payment of interest

(a)	The Borrower shall pay accrued interest on the Loan on each Interest Payment Date.

(b)	The Borrower shall pay accrued interest on the Loan in the same currency as that Loan.

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is five per cent. (5%) higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Lender.

(b)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.	Interest Periods

9.1	Duration of Interest Periods

(a)	Subject to paragraphs (b) and (c) below, each Interest Period for the Loan shall be six (6) Months.

(b)	Each Interest Period for the Loan shall start on an Interest Payment Date and ending on the next Interest Payment Date, provided that the first Interest Period for the Loan shall commence on the Utilisation Date and end on the first Interest Payment Date.

(c)	An Interest Period for the Loan shall not extend beyond the Final Repayment Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	Make-Whole Amount

10.1	Make-Whole Amount

(a)	Subject to the paragraph (b) below, on the date of any repayment or prepayment (whether pursuant to a voluntary prepayment, mandatory prepayment or acceleration of the Facility (other than any prepayment or acceleration demanded by the Lender as a result of the Specified Default)) of the Loan (in whole or in part) before the Make- Whole End Date, the Borrower shall pay to the Lender the Make-Whole Amount in respect of such repayment or prepayment of such Loan.

(b)	On the date of any prepayment or acceleration of the Facility as a result of the occurrence of the Specified Default, the Borrower shall pay to the Lender the Specified Default Make-Whole Amount in respect of such repayment or prepayment of such Loan.

(c)	Any payment of the Make-Whole Amount or the Specified Default Make-Whole Amount shall be made in cash and in addition to any interest accrued pursuant to Clause 8 (Interest).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	Tax gross-up and indemnities

11.1	Tax definitions

(a)	In this Clause 11:

“FATCA Payment” means the increase in a payment made by an Obligor to the Lender under Clause 11.8 (FATCA Deduction and gross-up by Obligors).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by an Obligor to the Lender under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	All payments to be made by an Obligor to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	Without prejudice to Clause 11.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within three (3) Business Days of demand of the Lender (whether such demand is made before or after the discharge of all amounts outstanding in connection with the Finance Documents), promptly indemnify the Lender for any loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 11.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated;

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of the Lender actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	any loss, liability or cost to the extent it is compensated for by a payment under Clause 11.8 (FATCA Deduction and gross-up by Obligors).

(b)	If the Lender intends to make a claim under paragraph (a), it shall notify the Borrower of the event giving rise to the claim. This provision is intended to survive and remain binding on the Borrower after the discharge of all amounts outstanding in connection with the Finance Documents.

11.4	Tax credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.5	Stamp taxes

The	Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)	within three (3) Business Days of demand, indemnify each Secured Party against any cost, loss or liability that such Secured Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

11.6	Indirect tax

(a)	Subject only to paragraph (b) below:

(i)	all amounts set out or expressed in a Finance Document to be payable by any Party to the Lender shall be deemed to be exclusive of any Indirect Tax; and

(ii)	if any Indirect Tax is chargeable on any supply made by the Lender in connection with a Finance Document, that Party shall pay to the Lender (in additional to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

11.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall (and the Offshore Guarantor shall procure that each other Obligor will), within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party or an Obligor confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party or (in the case of an Obligor) the Borrower shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party or an Obligor fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party or Obligor shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party or Obligor in question provides the requested confirmation, forms, documentation or other information.

11.8	FATCA Deduction and gross-up by Obligors

(a)	If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)	If an Obligor is required to make a FATCA Deduction, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)	The Borrower shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(d)	Within thirty (30) days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment shall deliver to the Lender evidence reasonably satisfactory to the Lender that the FATCA Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant governmental or taxation authority.

11.9	FATCA Deduction by the Lender

The Lender may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and the Lender shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. If the Lender becomes aware that it must make a FATCA Deduction in respect of a payment to an Obligor (or that there is any change in the rate or the basis of such FATCA Deduction), it shall notify the Borrower.

11.10	Tax Credit and FATCA

If the Borrower makes a FATCA Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the FATCA Payment not been required to be made by the Borrower.

12.	Increased costs

12.1	Increased costs

(a)	Subject to Clause 12.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by the Lender of any of its obligations under any Finance Document.

12.2	Increased cost claims

(a)	The Lender intending to make a claim pursuant to Clause 12.1 (Increased costs) shall notify the Borrower of the event giving rise to the claim.

(b)	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

(a)	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor; compensated for by Clause 11.3 (Tax indemnity) (or would have been

(ii)	compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 11.3 (Tax indemnity) applied);

(iii)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation; or

(iv)	attributable to a FATCA Deduction required to be made by an Obligor or the Lender.

(b)	In this Clause 12.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Tax definitions).

13.	Mitigation by the Lender

13.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased costs), including:

(i)	providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

13.2	Limitation of liability

(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 13.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

13.3	Conduct of business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

14.	Other indemnities

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency in which that Sum is payable (the “First Currency”) into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by that Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	the information produced or approved by any Obligor being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency;

(e)	funding, or making arrangements to fund, the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of gross negligence or wilful misconduct by the Lender alone);

(f)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(g)	the taking, holding, protection or enforcement of the Transaction Security; the exercise of any of the rights, powers, discretions and remedies vested in the Lender by the Finance Documents or by law; or

(h)	which otherwise relates to any of the Charged Property or the performance of the terms of the Finance Documents (other than by reason gross negligence or wilful misconduct by the Lender alone).

14.3	Indemnity to the Lender

(a)	The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

(b)	The Borrower shall (or shall procure that an Obligor will), promptly indemnify the Lender and each officer or employee of the Lender or its Affiliate (each, an “Indemnified Person”), against any cost, loss or liability incurred by that Indemnified Person:

(i)	in connection with or arising out of the Finance Documents (including those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Finance Documents), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person as determined in a final and non- appealable judgment by a court with competent jurisdiction; or

(ii)	in connection with or as a result of any Obligor’s failure to comply with any legal, regulatory or other compliance requirement applicable to the transactions contemplated under the Finance Documents.

(c)	The Borrower shall promptly indemnify the Lender, each Affiliate of the Lender and each officer or employee of the Lender or its Affiliate, against any cost, loss or liability incurred by the Lender or its Affiliate (or officer or employee of the Lender or Affiliate) in connection with or arising out of:

(i)	the Acquisition (including any breach by any Obligor or any other member of the Offshore Group of any provision of the Acquisition Documents); or

(ii)	the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of the Lender or its Affiliate (or officer or employee of the Lender or Affiliate), and any Affiliate or any officer or employee of the Lender or its Affiliate may rely on this paragraph (c), subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Ordinance as determined in a final and non-appealable judgment by a court with competent jurisdiction.

15.	Costs and expenses

15.1	Transaction expenses

The Borrower shall, within three (3) Business Days of demand or, if earlier, on the Utilisation Date, pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Transaction Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

15.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within three (3) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement and preservation costs

The Borrower shall, within three (3) Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against that Secured Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

SECTION 7

GUARANTEE

16.	Guarantee and Indemnity

16.1	Guarantee and indemnity

The Offshore Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Offshore Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 16 if the amount claimed had been recoverable on the basis of a guarantee.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Offshore Guarantor under this Clause 16 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

The obligations of the Offshore Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this Clause 16, would reduce, release or prejudice any of its obligations under this Clause 16 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding upon any other party.

16.5	Immediate recourse

The Offshore Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Offshore Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Guarantor Intent

Without prejudice to the generality of Clause 16.4 (Waiver of defences), the Offshore Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.

16.7	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Offshore Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Offshore Guarantor or on account of the Offshore Guarantor’s liability under this Clause 16.

16.8	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, the Offshore Guarantor will not exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of or provider of security for any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Offshore Guarantor has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Lender.

If the Offshore Guarantor shall receive any benefit, payment or distribution in relation to any such right, it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Lender, and shall promptly pay or transfer the same to the Lender or as the Lender may direct.

16.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	Representations

Each of the Offshore Obligors makes the representations and warranties set out in this Clause 17 to the Lender on the date of this Agreement.

17.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)	It is not a FATCA FFI or a US Tax Obligor.

17.2	Binding obligations

(a)	The obligations expressed to be assumed by it in each Transaction Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

(b)	Without limiting the generality of paragraph (a) above, each Transaction Security Document to which it is a party, subject to the terms of the Intercreditor Deed, creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its and each of its Subsidiaries’ constitutional documents;

(c)	the Target’s constitutional documents (including the Target Stockholders Agreement); or

(d)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets or constitute a default or termination event (however described) under any such agreement or instrument.

17.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its power will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities (as applicable) by the Finance Documents to which it is a party.

17.5	Validity and admissibility in evidence

Except for the Registration Requirements, all Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights, comply with its obligations in and carry out the transactions contemplated by the Transaction Documents to which it is a party;

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions; and

(c)	for it and its Subsidiaries to carry on their business, and which are material, have been obtained or effected and are in full force and effect.

17.6	Registration requirements

Except for the Registration Requirements, it is not necessary to file, register or record any Finance Document in any public place or elsewhere.

17.7	Governing law and enforcement

(a)	The choice of Hong Kong, PRC, English or New York law (as the case may be) as the governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in Hong Kong, the PRC, England or New York in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdictions.

17.8	Deduction of Tax

It is not required under the laws of its Relevant Jurisdictions to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.9	No filing or stamp taxes

Except for registration fees associated with the Registration Requirements, it is not necessary under the laws of its Relevant Jurisdictions that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

17.11	No misleading information

(a)	Any factual information provided by an Obligor or any member of the Offshore Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided to the Lender by the Borrower have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by or on behalf of any member of the Offshore Group or the Borrower being untrue or misleading in any material respect.

(d)	Any information supplied by any member of the Offshore Group was true, complete and accurate in all material respects as at the date it was given and was not misleading in any respect.

17.12	Financial statements

(a)	The financial statements most recently supplied to the Lender (which, at the date of this Agreement, are its Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)	The financial statements most recently supplied to the Lender (which, at the date of this Agreement, are its Original Financial Statements) give a true and fair view of (if audited) or fairly represent (if unaudited) the financial condition and operations of the relevant person for the period to which they relate, save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in the business or financial condition of the Onshore Parent Guarantor, the Offshore Guarantor or the Borrower since 31 December 2016.

17.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

17.15	No Breach of Laws

No Obligor has breached any law or regulation which would materially and adversely affect its or his ability to perform its or his obligations under the Finance Documents to which it or he is a party or the ability of the Lender to hold, acquire or dispose of any Pledged Target Shares or Security over the Pledged Target Shares or to enforce the Security expressed to be created by the Transaction Security Documents.

17.16	Pledged Target Shares

(a)	The Pledged Target Shares:

(i)	are in the form of certificated shares upon completion of the Acquisition until the date on which such Pledged Target Shares are converted into book-entry form;

(ii)	are listed on the Exchange;

(iii)	are fully paid and no moneys or liabilities are outstanding or payable in respect of any of them;

(iv)	have been duly authorised and validly issued and are freely and fully transferable and not subject to or the subject of any pre-emption rights, “lock up” periods or restrictions on transfer (other than pursuant to the Target Stockholders Agreement); and/or

(v)	are not subject to any other legal or contractual restrictions which are likely to result in any material adverse consequences to the Lender or on the ability of the Lender to value, market, realise or enforce Transaction Security over those Pledged Target Shares, subject to applicable laws and the Listing Rules.

(b)	Subject to the restrictions set forth in paragraph (a)(iv) above, no:

(i)	form of notification is or will be required to be made to any stock exchange, regulatory authority or similar body or to any other person by the Lender, any Obligor, any member of the Offshore Group, the Target or any other person, other than the filing of Schedule 13D by the Borrower and, if applicable, one or more of its Affiliates, within the prescribed time period under the Securities Exchange Act of 1934;

(ii)	approval from any stock exchange, regulatory authority or similar body or any other person is or will be required;

(iii)	breach by any Obligor, any member of the Offshore Group or any of its Affiliates of the Listing Rules, any other listing rules or any other similar law or regulation has or will occur;

(iv)	clearance to deal under the Listing Rules, any other listing rules or any other similar law or regulation is or will be required to be made by any Obligor, any member of the Offshore Group or any of its Affiliates; or

(v)	mandatory offer or bid is or will be required to be made by the Lender or any transferee or purchaser of Pledged Target Shares,

as a result of:

(A)	the Pledged Target Shares being subject to the Transaction Security Documents;

(B)	the enforcement of any Transaction Security Document; or

(C)	any appropriation or transfer of all or any part of those Pledged Target Shares by or to the Lender or any other person, provided that in the case of paragraphs (b)(i) and (b)(ii) above, the Lender or such other person does not hold any such Pledged Target Shares and in the case of paragraph (b)(v) above, the Lender or such other person does not hold any other Target Shares nor will be seen as acting in concert with any other person for the purpose of the Listing Rules.

(c)	Other than its articles of association and the Target Stockholders Agreement, there are no documents or arrangements in force governing the relationship between the stockholders of the Target, the management of the Target or the issue or ownership of shares in the Target.

17.17	Material Non-Public Information

As of the date of this Agreement:

(a)	no Obligor is in possession of any Material Non-Public Information relating to the Target or the Target Shares which would (i) restrict its or his ability to deal in the Target Shares or grant Security over the Pledged Target Shares to the Lender or (ii) affect its or his ability to enter into or perform its or his obligations under the Finance Documents to which it or he is a party; and

(b)	no Obligor is entering into the Finance Documents to which it or he is a party (or has been influenced in making such decision) on the basis of any Material Non-Public Information.

17.18	Authorised Signatures

Any person specified as its authorised signatory under Schedule 1 (Conditions Precedent) or paragraph (m) of Clause 18.3 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on its behalf.

17.19	Transaction Security

(a)	Subject to the Intercreditor Deed, the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

(b)	The constitutional documents of the Target (including the Target Stockholders Agreement and any insider trading policy and other internal policies) do not and would not restrict or inhibit in any manner any transfer of any Target Shares which are expressed to be (or are required by this Agreement to be or become) subject to the Transaction Security.

(c)	Each Obligor has all the necessary power, authority and legal rights to enter into the Transaction Security Documents to which it is a party and to create the Security and perform its obligations in accordance with the terms thereof and none of its above acts violates any laws or obligations binding upon it, including, without limitation, the provisions of the Listing Rules or any other rules and regulations which such Obligor may be required to comply with from time to time.

17.20	Good Title to Assets

(a)	It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

(b)	The Borrower has no material assets other than the Acquired Target Shares and the assets disclosed to the Lender (in such capacity) in writing prior to the date of this Agreement.

(c)	It has good title to the assets subject to the Security created by it pursuant to any Transaction Security Document to which it is a party, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

(d)	It is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

(e)	It has not sold, transferred, lent, assigned, parted with its interest in or disposed of, granted any option in respect of or otherwise dealt with any of its rights, title and interest in and to the Charged Property, or agreed to do any of the foregoing (other than pursuant to the Finance Documents to which it is a party).

17.21	Holding Company

None of the Offshore Obligors has any material assets or liabilities and has not:

(a)	traded or carried on any business;

(b)	extended any Financial Indebtedness, provided any guarantee or incurred any liability or obligation (actual or contingent, present or future); or

(c)	entered into any contract,

in each case, other than:

(i)	in respect to the Borrower, in connection with the allotment and issue of the Junior Preferred Shares;

(ii)	in respect of the Offshore Guarantor and Joyful Wellness, in connection with the Fullgoal Notes (including any guarantee or security granted by any Offshore Obligor in respect of the Fullgoal Notes);

(iii)	in respect of the Offshore Guarantor and Joyful Wellness, in connection with Joyful Intercompany Advances;

(iv)	in connection with the Acquisition;

(v)	in connection with ownership of the shares of its Subsidiaries;

(vi)	in respect of the Borrower, in connection with ownership of the Acquired Target Shares;

(vii)	entering into, acquiring rights and interests and incurring liabilities and obligations under the Finance Documents to which it is a party;

(viii)	holding cash, securities or bank accounts as permitted under the Finance Documents;

(ix)	any professional and administration costs in the ordinary course of business as an investment or holding company;

(x)	general administration activities including those relating to overhead costs and paying filing fees and other ordinary course expenses (such as audit fees and Taxes) to fulfil any periodic reporting requirements;

(xi)	employing the services of a registered office provider and/or registered agent to provide customary services, and paying (and incurring liability to pay) the customary and reasonable fees of such provider;

(xii)	paying fees to maintain corporate existence and good standing;

(xiii)	any contract of employment with any of its directors or officers or otherwise, to the extent necessary to maintain its corporate existence; and

(xiv)	in order to effect any purposes described in Clause 3.1 (Purpose).

17.22	Legal and beneficial ownership

As at the date of this Agreement, the sellers’ names in the SPA and represented by the Sellers’ Representative as set out in the draft SPA delivered pursuant to the Clause 4.1 (Initial conditions precedent) is the sole legal and beneficial owner of the Acquired Target Shares.

17.23	Financial Indebtedness and Security

(a)	No Offshore Obligor has any Financial Indebtedness other than as permitted under the terms of this Agreement.

(b)	No Offshore Obligor has any of its property or assets subject to any Security other than as permitted under the terms of this Agreement.

(c)	No Security or Quasi-Security exists over all or any of the Charged Property other than as permitted by the Finance Documents.

17.24	Junior Investment Documents

(a)	The Junior Investment Documents contain all the terms of the Junior Preferred Shares.

(b)	There is no disclosure made to the Junior Investment Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the information supplied by any Obligor or any other member of the Group.

(c)	No representation or warranty given by any party to the Junior Investment Documents is untrue or misleading in any material respect.

(d)	No default under any Junior Investment Document is continuing or would be reasonably likely to result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by any Finance Document.

17.25	Fullgoal Notes Documents

(a)	The Fullgoal Notes Documents contain all the terms of the Fullgoal Notes.

(b)	There is no disclosure made to the Fullgoal Notes Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the information supplied by any Obligor or any other member of the Offshore Group.

(c)	No representation or warranty given by any party to the Fullgoal Notes Documents is untrue or misleading in any material respect.

(d)	No default under any Fullgoal Notes Document is continuing or would be reasonably likely to result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by any Finance Document.

17.26	Acquisition Documents

(a)	The Acquisition Documents contain all the terms of the Acquisition.

(b)	There is no disclosure made to the Acquisition Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the information supplied by any Obligor or any other member of the Offshore Group.

(c)	No representation or warranty given by any party to the Acquisition Documents is untrue or misleading in any material respect.

(d)	No default under any Acquisition Document is continuing or would be reasonably likely to result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by any Finance Document.

17.27	Sanctions

None of the Offshore Obligors, any other member of the Offshore Group or any of its respective directors, officers or employees, or (to the best of the knowledge of the relevant Offshore Obligor) any agent or other person acting on behalf of such Offshore Obligor or such member of the Offshore Group:

(a)	is a Sanctioned Person;

(b)	is currently subject to any Sanctions; or

(c)	has received notice or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

17.28	Money Laundering Laws

(a)	The operations of each Offshore Obligor and the Offshore Group are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements, anti-bribery and corruption statutes, and money laundering statutes in all jurisdictions in which it conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”).

(b)	No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Offshore Obligor or any member of the Offshore Group with respect to Money Laundering Laws is pending and, to the best of its knowledge, no such actions, suits or proceedings are threatened or contemplated.

17.29	Group Structure

(a)	The Individual Obligor legally and beneficially owns directly at least seventy-five per cent. (75%) of the issued share capital of the Onshore Parent Guarantor.

(b)	The Onshore Parent Guarantor legally and beneficially owns directly and indirectly the entire issued share capital of Tianjin Shuzhi.

(c)	Tianjin Shuzhi legally and beneficially owns directly the entire issued share capital of the Offshore Guarantor.

(d)	The Offshore Guarantor legally and beneficially owns directly the entire issued share capital of the Borrower (other than the Golden Share and the Junior Preferred Shares or other preferential shares approved by the Lender).

17.30	No Subsidiary

(a)	The Offshore Guarantor has no Subsidiary other than the Borrower and Joyful Wellness.

(b)	The Borrower has no Subsidiary.

17.31	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Insolvency Regulation”), the Borrower’s centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is situated in its jurisdiction of incorporation or establishment and it has no “establishment” (as that term is used in Article 2(h) of the Insolvency Regulation) in any other jurisdiction.

17.32	Repetition

The Repeating Representations are deemed to be made by each Offshore Obligor by reference to the facts and circumstances then existing on the date of the Utilisation Request and each Interest Payment Date.

18.	Information undertakings

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Lender:

(a)	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of each financial year:

(i)	the consolidated financial statements for that financial year of the Onshore Parent Guarantor;

(ii)	the financial statements for that financial year of (A) the Borrower and (B) the Offshore Guarantor.

(b)	as soon as the same become available, but in any event within sixty (60) days after the end of each half of each financial year:

(i)	the consolidated financial statements for that financial half year of Onshore Parent Guarantor; and

(ii)	the financial statements or management accounts for that financial half year of (A) the Borrower and (B) the Offshore Guarantor.

18.2	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of each of the Onshore Parent Guarantor, the Offshore Guarantor, and the Borrower, in each case, as giving a true and fair view of (in the case of any such financial statements which are audited) or fairly representing (in the case of any such financial statements which are unaudited) the financial condition of such Obligor as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements of a person delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that person unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of that person) deliver to the Lender:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to make an accurate comparison between the financial position indicated in those financial statements and that person’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.3	Information: miscellaneous

The Borrower shall supply to the Lender:

(a)	all documents dispatched by the any Obligor or the Target to its shareholders (or any class of them) generally at the same time as they are despatched;

(b)	promptly, any announcement, notice or other document relating specifically to the Target posted onto any electronic website maintained by any stock exchange on which the Target Shares or other securities of the Target are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of the Target;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor or any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(d)	promptly within a reasonable period of time but in any event not later than three (3) Business Days upon becoming aware of them, the details of:

(i)	any breach or alleged breach (notified in writing by any authority or regulator) by any Obligor of any law, regulation, or the Listing Rules applicable to the Target Shares;

(ii)	any requirement that the Lender, any Obligor, the Target or any other person must make a notification to any stock exchange, regulatory authority or similar body or any other person, in each case, in connection with the Pledged Target Shares; and

(iii)	any clearance to deal with the Pledged Target Shares being required under the Listing Rules or any other similar law or regulation by any Obligor,

in each case as a result of (A) the Target Shares being subject to the Transaction Security Documents, (B) the enforcement of any Transaction Security Document, or (C) any appropriation or transfer of all or any part of the Pledged Target Shares to the Lender or any other person;

(e)	promptly, such information as the Lender may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(f)	promptly following any progress of satisfaction and/or waiver of the conditions precedent to Completion (as defined in the Junior Investment Agreement) under the Junior Investment Agreement, an update in writing in respect of the same in reasonable detail as requested by the Lender;

(g)	promptly following any progress of satisfaction and/or waiver of the conditions precedent to the Acquisition Completion under the Acquisition Documents, an update in writing in respect of the same in reasonable detail as requested by the Lender;

(h)	promptly, a copy of any document relating to any of the matters referred to in paragraph 19.14(b) of Clause 19.14 (Junior Investment Documents);

(i)	promptly, a copy of any document relating to any of the matters referred to in paragraph (c) of Clause 19.15 (Acquisition Documents);

(j)	promptly, any notice that any member of the Offshore Group has received under and in relation to (i) the Junior Preferred Shares and the Junior Investment Documents, (ii) the Fullgoal Notes and (iii) the Joyful Intercompany Advances;

(k)	promptly upon becoming aware of the same, details of the date of Closing Date, and if so requested by the Lender, evidence of the Acquisition Completion;

(l)	promptly, such further information regarding the financial condition, business and operations of any Obligor or any member of the Group as the Lender may reasonably request; and

(m)	promptly, notice of any change in authorised signatories of the Borrower signed by a director or company secretary of the Borrower accompanied by specimen signatures of any new authorised signatories.

18.4	Notification of default

(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Borrower is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by a director on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.5	Provision of Material Non-Public Information

(a)	The Obligors shall not provide the Lender with any Material Non-Public Information in any document or notice required to be delivered pursuant to any Finance Document or communication in connection with any Finance Document (each a “Communication”) without (i) first notifying the Lender in writing that the Communication that that Obligor is about to deliver contains Material Non-Public Information, and (ii) the Lender giving written confirmation that it wishes to receive such information and instructing that Obligor to whom such information shall be delivered.

(b)	If the Lender has refused to receive such Material Non-Public Information, the Obligors shall only deliver the Communication to the extent that it does not contain Material Non-Public Information, in which event the Obligors shall not be deemed to have breached paragraph (a) above.

(c)	The Obligors irrevocably authorise and consent to the Lender (together with any person acting on the Lender’s behalf) disclosing to any person any Material Non- Public Information that the Lender considers necessary or desirable for the purposes of or in connection with any, or any potential, realisation or enforcement of any Security expressed to be created by any Transaction Security Document provided that any such other person is notified of the information being Material Non-Public Information.

18.6	“Know your customer” checks

The Borrower shall (and shall procure that each other Obligor will) promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective New Lender) in order for the Lender or any prospective New Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

19.	General undertakings

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. Where an undertaking is expressed to apply to any other member of the Group or any other person, the Borrower shall ensure that such member of the Group or person perform that undertaking.

19.1	Authorisations

(a)	Each Offshore Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Lender of,

any Authorisation required to enable it to perform its obligations under the Transaction Documents to which it is a party (including, in respect of the Security Agreement (US), any consent or approval that is required pursuant to the terms of the Target Stockholders Agreement) and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document to which it is a party.

(b)	The Borrower shall (and each Offshore Obligor shall ensure that each other Obligor will) promptly make the registrations and comply with the Registration Requirements (other than the requirement under paragraph (c) of the definition of “Registration Requirements”).

19.2	Compliance with laws

Each Offshore Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents.

19.3	Pari passu ranking

Each Offshore Obligor shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.4	Negative pledge

(a)	No Offshore Obligor shall (and each Offshore Obligor shall ensure that no other member of the Offshore Group will) create or permit to subsist any Security over any of its assets including, for the avoidance doubt and subject to paragraph (c) below, any Charged Property.

(b)	No Offshore Obligor shall (and each Offshore Obligor shall ensure that no other member of the Offshore Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Offshore Obligor or any other member of the Offshore Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any transaction contemplated by the Junior Investment Documents to the extent it constitutes Security or Quasi-Security (including any Junior Investment Security in accordance with the terms of the Intercreditor Deed);

(ii)	any Security or Quasi-Security created pursuant to any Finance Document;

(iii)	the Security or Quasi-Security created over the shares of (A) the Borrower or (A) Joyful Wellness, in each case, to secure the Fullgoal Notes;

(iv)	any Security or Quasi-Security created with the consent of the Lender;

(v)	any netting or set-off arrangement entered into by the Borrower or any other member of the Offshore Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; or

(vi)	any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned.

19.5	Disposals

No Offshore Obligor shall (and each Offshore Obligor shall ensure that no other member of the Offshore Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

19.6	Restricted Payments

(a)	Subject to paragraph (b) below, no Offshore Obligor shall (and each Offshore Obligor shall ensure that no other member of the Offshore Group will):

(i)	declare, make or pay any dividend or other distribution in respect of any of its shares;

(ii)	alter any rights attaching to its issued shares as at the date of this Agreement in a manner which might reasonably be expected to adversely affect the interests of the Lender;

(iii)	redeem, repurchase, defease, retire or repay or redeem any of its share capital or resolve to do so; or

(iv)	pay interest, commission or fees on, or repay, prepay, redeem, defease or otherwise discharge any loan provided by the Onshore Parent Guarantor or an Affiliate of the Onshore Parent Guarantor;

(v)	without limiting paragraphs (i) to (iv) above, pay any intercompany payables in connection with the Joyful Intercompany Advances.

(b)	No Offshore Obligor shall (and each Offshore Obligor shall ensure no other member of the Offshore Group will) make any distribution on, or redeem or otherwise discharge any Junior Liabilities other than payment of the Preferred Fixed Dividend (as defined in the Junior Investment Agreement) under the Junior Investment Documents provided to the Lender pursuant to Schedule 1 (Conditions Precedent), provided that such payment shall not exceed US$11,500,000 per annum or such other amount as the Lender may agree (“Junior Permitted Payment”).

(c)	No Offshore Obligor shall (and each Offshore Obligor shall ensure no other member of the Offshore Group will) pay any amount to, or repay, prepay, redeem, defease or otherwise discharge any liabilities owed to Fullgoal SPC (for and on behalf of Fullgoal SP) other than any payment made by Joyful Wellness to Fullgoal SPC (for and on behalf of Fullgoal SP) pursuant to the terms of the Fullgoal Notes.

19.7	Acquisition

(a)	No Offshore Obligor shall (and each Offshore Obligor shall ensure that no other member of the Offshore Group will) acquire any company, business, assets or undertaking or make any investment.

(b)	Paragraph (a) above does not apply to:

(i)	the Acquisition; and

(ii)	any acquisition or investment, or incorporation of a company, which is made with the consent of the Lender,

provided that such acquisition or investment or incorporation of a company does not result in a breach of any Authorisation obtained by any Obligor (or any other member of the Offshore Group) or any other provision of this Agreement.

19.8	Loans and guarantees

(a)	Subject to paragraph (b) below, no Offshore Obligor shall (and each Offshore Obligor shall ensure that no other member of the Offshore Group will) make or allow to subsist any loans, grant any credit or give or allow to remain outstanding any guarantee or indemnity (except as required under any of the Transaction Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to:

(i)	in respect of the Offshore Guarantor, the guarantee provided by the Offshore Guarantor to Fullgoal SPC (for and on behalf of Fullgoal SP) in respect of the Fullgoal Notes; and

(ii)	in respect of Joyful Wellness, the Joyful Intercompany Advances provided by Joyful Wellness to the Borrower.

19.9	Financial Indebtedness

(a)	No Offshore Obligor shall (and each Offshore Obligor shall ensure that no other member of the Offshore Group will) incur or permit to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Financial Indebtedness:

(i)	incurred pursuant to any Finance Document;

(ii)	in respect of the Offshore Guarantor:

(A)	the Joyful Intercompany Advances; and

(B)	existing as at the date of this Agreement, the aggregate outstanding principal amount does not at any time exceed US$30,000,000;

(iii)	in respect of the Borrower, incurred pursuant to any Junior Investment Document;

(iv)	in respect of Joyful Wellness, the Fullgoal Notes; and

(v)	incurred with the consent of the Lender.

19.10	Preservation of assets

Each Offshore Obligor shall (and each Offshore Obligor shall ensure that each other member of the Offshore Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

19.11	Merger

No Offshore Obligor shall (and each Offshore Obligor shall ensure that no other member of the Offshore Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

19.12	Change of business

Each Offshore Obligor shall procure that no substantial change is made to the general nature of the business of the Offshore Group from that carried on at the date of this Agreement.

19.13	Arm’s length basis

No Offshore Obligor shall (and each Offshore Obligor shall ensure that no other member of the Offshore Group will) enter into any transaction with any person except on arm’s length basis and for full market value.

19.14	Junior Investment Documents

(a)	The Borrower and, if applicable, any other Obligor or any other member of the Offshore Group shall, subject to the terms of the Intercreditor Deed, promptly pay all amounts payable under the Junior Investment Documents as and when they become due.

(b)	After the Utilisation Date, the Borrower and, if applicable, each other Obligor and each other member of the Offshore Group shall not:

(i)	amend, vary, supplement, supersede or waive any term of a Junior Investment Document;

(ii)	assign, transfer, novate or otherwise dispose of any or all of its rights and/or obligations under a Junior Investment Document; or

(iii)	terminate, revoke, unwind or allow to expire any term of a Junior Investment Document,

in each case, except in writing, and in a manner in compliance with the Intercreditor Deed.

19.15	Acquisition Documents

(a)	Each Offshore Obligor shall (and shall ensure that each other member of the Offshore Group shall) promptly pay all amounts payable to the seller(s) under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by the Borrower and, if applicable, the Onshore Parent Guarantor and where adequate reserves are set aside for any such payment).

(b)	Each Offshore Obligor shall (and shall ensure that each other member of the Offshore Group shall) take all reasonable and practical steps to preserve and enforce its rights and pursue any claims and remedies arising under any Acquisition Documents.

(c)	No Offshore Obligor shall (and each Offshore Obligor shall ensure that no other member of the Offshore Group shall):

(i)	amend, vary, supplement, supersede or waive any term of an Acquisition Document;

(ii)	assign, transfer, novate or otherwise dispose of any or all of its rights and/or obligations under an Acquisition Document; or

(iii)	terminate, revoke, unwind or allow to expire any term of an Acquisition Document,

in each case, except in writing, and:

(A)	on or before the Acquisition Completion, with the prior consent of the Lender; or

(B)	after the Acquisition Completion, in a way which would not reasonably be expected to materially and adversely affect the interest of the Lender.

19.16	Pledged Target Shares – General

Each of the Borrower and the Offshore Guarantor shall ensure that:

(a)	the Borrower shall at all times be the sole legal and beneficial owner of the assets subject to the Security intended to be created by it pursuant to any Transaction Security Documents;

(b)	subject to the Target Stockholders Agreement, the Pledged Target Shares are freely and fully transferable and not subject to or the subject of any pre-emption rights, “lock-up” periods or restrictions on transfers or creation of security interest;

(c)	the Pledged Target Shares are fully paid and no moneys or liabilities are outstanding or payable in respect of any of them;

(d)	all calls, subscription moneys and other moneys payable on or in respect of any of the Pledged Target Shares are promptly paid and the Lender and its nominees are indemnified against any cost, liabilities or expenses which it or they may suffer or incur as a result of any failure by the Obligors to pay the same;

(e)	all necessary disclosures in respect of the holding of any interests in the Pledged Target Shares are made in accordance with any applicable law and/or regulation;

(f)	all the Pledged Target Shares held by the Borrower, if converted from certificated shares into book-entry form, shall remain at all times in book-entry form;

(g)	the Borrower shall at all times comply with the terms of the Target Stockholders Agreement, unless any failure to so comply could not reasonably be expected to be materially prejudicial to the Lender’s rights and interests under the Finance Documents, provided that, any failure to so comply that affects the validity or enforceability of, or the ranking of, any Security granted or purported to be granted pursuant to the Security Agreement (US), shall be deemed materially prejudicial to the rights or interests of the Lender; and

(h)	following delivery of the Target Stockholders Agreement and the other constitutional documents of the Target pursuant to Schedule 1 (Conditions Precedent), no documents or arrangements governing the relationship between the shareholders of the Target, the management of the Target or the issue or ownership of shares in the Target will be entered by any Obligor or any other member of the Offshore Group and the other shareholders of the Target, in each case that could reasonably be expected to have a Material Adverse Effect, or otherwise materially prejudice the Lender’s rights and interests under the Finance Documents or any Obligor’s ability to perform its obligations under any of the Finance Documents.

19.17	Pledged Target Shares – Dividends

In respect of the Pledged Target Shares, each of the Borrower and the Offshore Guarantor shall:

(a)	ensure that, to the extent that the Borrower may elect to do so, receives any dividend or distribution in respect of the Pledged Target Shares in cash denominated in US dollars (the “Cash Dividend”);

(b)	promptly upon becoming aware of the same notify the Security Agent of the declaration of any dividend and the amount and date of payment of such dividend;

(c)	ensure that any dividend and any other amounts or assets received by the Borrower in respect of the Pledged Target Shares:

(i)	if in the form of Cash Dividend, are immediately paid directly into the Designated Securities Account or another account designated by the Security Agent which is subject to the Transaction Security created under Transaction Security Document(s) in form and substance satisfactory to the Security Agent (in accordance with the terms of the Intercreditor Deed); and

(ii)	if in any other form, are delivered promptly to the Security Agent and made subject to the Transaction Security created under the Security Agreement (US) or other Transaction Security Document(s) in form and substance satisfactory to the Security Agent (in accordance with the terms of the Intercreditor Deed); and

(d)	each of the Borrower and the Offshore Guarantor shall promptly notify the Lender and the Security Agent of such receipt.

19.18	Designated Securities Account

(a)	The Borrower shall deposit monies and securities into the Designated Securities Account in accordance with Clause 19.17 (Pledged Target Shares – Dividends) and Clause 19.31 (Conditions Subsequent).

(b)	The Borrower may not withdraw any of the Pledged Target Shares or any amount from the Designated Securities Account unless with the prior consent of the Security Agent (subject to the terms of the Intercreditor Deed).

(c)	Subject to the terms of the Intercreditor Deed, the Security Agent may, and the Borrower hereby irrevocably authorises the Lender to, at any time after an Event of Default has occurred and is continuing, instruct the Security Agent to, withdraw (or direct the withdrawal of) amounts from the Designated Securities Account for application towards payment of any amount under the Finance Documents which is due and payable but unpaid.

(d)	In connection with any withdrawal to be made by the Borrower from the Designated Securities Account that is permitted under this Clause 19.18, the Borrower hereby irrevocably authorises the Lender to instruct the Security Agent to execute and deliver notices and other documents to the custodian of the Designated Securities Account to facilitate such withdrawal as reasonably requested by the Borrower.

19.19	Constitutional Documents

(a)	Save for effecting the transactions contemplated by the Junior Investment Agreement, none of the Offshore Obligors shall (and each Offshore Obligor shall ensure that no other member of the Offshore Group will) make any amendment to its constitutional documents in any manner which may materially prejudice the interests of the Lender.

(b)	Save for effecting the transactions contemplated by the Junior Investment Agreement and without prejudice to Clause 19.15 (Acquisition Documents), the Borrower shall not expressly consent to any amendment to the constitutional documents of the Target (including the Target Stockholders Agreement), if such amendment may materially prejudice the interests of the Lender, provided that, any amendment to the constitutional documents of the Target (including the Target Stockholders Agreement) that affects the validity or enforceability of, or the ranking of, any Security granted or purported to be granted pursuant to the Security Agreement (US), shall be deemed materially prejudicial to the rights or interests of the Lender.

19.20	No other Business

No Offshore Obligor shall trade, carry on any business, own any asset or incur any liability except to the extent contemplated by Clause 17.21 (Holding Company) and other normal holding company activities, without the Lender’s prior written consent.

19.21	Environmental compliance

Each Offshore Obligor shall (and each Offshore Obligor shall ensure that each member of the Offshore Group will) comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits.

19.22	Environmental Claims

Each Offshore Obligor shall inform the Lender in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has been commenced or (to the best of such Offshore Obligor’s knowledge and belief) is threatened against it or any member of the Offshore Group, or

(b)	any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against it or any member of the Offshore Group,

in each case where such Environmental Claim might reasonably be expected, if determined against the Borrower or member of the Offshore Group, to have a Material Adverse Effect.

19.23	Insurance

(a)	Each Offshore Obligor shall (and each Offshore Obligor shall ensure that each other member of the Offshore Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

19.24	Anti-corruption law

(a)	No Offshore Obligor shall (and each Offshore Obligor shall ensure that no other member of the Offshore Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010 of the United Kingdom, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Offshore Obligor shall (and each Offshore Obligor shall ensure that each other member of the Offshore Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

19.25	Anti-Money Laundering Laws, Anti-Terrorism Laws and Sanctions

(a)	Each Offshore Obligor shall (and each Offshore Obligor shall ensure that each other member of the Offshore Group will) comply with all applicable Money Laundering Laws and Anti-Terrorism Laws and all applicable laws in respect of Sanctions and effect and enforce policies and procedures to promote and ensure compliance therewith by it and by persons associated with it, including (without limitation) its directors, officers, employees and agents.

(b)	Each Offshore Obligor shall ensure that no Relevant Person may, directly or indirectly:

(i)	use, lend, make payments of, contribute or otherwise make available all or part of the proceeds of the Facility or other transaction(s) contemplated by the Finance Documents to any member of the Offshore Group, joint venture partner or other person or entity, for the purpose of financing or facilitating the activities, business or transactions of, or otherwise to fund any trade, business or other activities involving or for the benefit of, any Sanctioned Person or that are carried out in any Sanctioned Country or that are otherwise conducted in any way that would reasonably be expected to result in any Obligor or any Lender being in a violation of any Sanctions (if and to the extent applicable to either of them) or becoming a Sanctioned Person; or

(ii)	use or permit to be used any revenue or benefit derived from any activity or dealing with any Sanctioned Person in discharging any of the obligations under any Finance Document.

19.26	Use of Proceeds

(a)	The Borrower shall deposit the proceeds of the Loan into the Closing Account (or such other account as the Lender may agree) and apply such proceeds towards the purposes set out in Clause 3.1 (Purpose).

(b)	The Borrower shall ensure that no Loan borrowed under the Facility is used in a way in conflict with any applicable laws and regulations (including, where applicable, any PRC laws and regulations relating to NBWD).

(c)	No Obligor shall (and each Offshore Obligor shall ensure that no other member of the Offshore Group will) remit or repatriate any proceeds of the Loan into the PRC in any manner that is not permitted under the PRC laws and regulations (including, where applicable, any PRC laws and regulations relating to cross-border loans and NBWD).

19.27	Application of FATCA

No Offshore Obligor shall become a FATCA FFI or a US Tax Obligor.

19.28	Board Directors/Observers

(a)	Each Offshore Obligor must ensure that at least one director/observer or one representative appointed by the Lender (in this capacity, each a “Director/Observer”) will be entitled to attend and speak at meetings (“Meetings”) of:

(i)	its board of directors (the “Board”) where decisions relating to the strategy or management of the Offshore Group (taken as a whole) are made; and

(ii)	any committee of the Board,

in each case on behalf of the Lender.

(b)	Each Offshore Obligor must ensure that:

(i)	each Director/Observer is given at least as much written notice of the date, time and place of, and agenda for, all Meetings as is given to members of the relevant Board generally and, in any event, no less notice than is required to be given under the relevant constitutional documents or shareholders’ agreement (if any); and

(ii)	the Director/Observer is supplied with copies of all board papers (“Board Papers”) which are supplied or distributed generally to members of the relevant Board or committee, as the case may be for the purpose of Meetings at the same time those Board Papers are supplied to those members.

(c)	(i)	Each Director/Observer will be entitled to attend Meetings as a director/observer only and will have no rights or liabilities with regard to the direction and/or conduct of the management of any Offshore Obligor by virtue of being entitled to attend, and attending Meetings as a Director/Observer.

(ii)	In its capacity as a Director/Observer, the Director/Observer will not have a vote at Meetings, and will not be, or be entitled to be, counted in the quorum for any Meeting.

(iii)	The Lender shall pay the reasonable expenses of the Directors/Observers in attending Meetings as a director or observer within ten (10) Business Days of demand being made by such Director/Observer.

(d)	If a resolution is to be passed by members of a Board in writing, each Offshore Obligor must ensure that each Director/Observer is supplied with a draft of the resolution at the same time that draft is supplied to members of the relevant Board.

(e)	No Offshore Obligor shall impose any restrictions on any Director/Observer to disclose the information obtained by the Directors/Observers to the Lender.

(f)	Each Offshore Obligor shall immediately notify the Lender in writing that, if it ceases to, or any other member of the Offshore Group commences to (the “New Director/Observer Company”), make decisions relating to the strategy or management of the Offshore Group (taken as a whole). The Lender shall be entitled to appoint at least one Director/Observer to the New Director/Observer Company and the Directors/Observers of the New Director/Observer Company shall be entitled to the rights specified in the preceding paragraphs of this Clause 19.28.

(g)	This Clause 19.28 shall continue to apply notwithstanding the repayment or prepayment of the Loan and shall be effective so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.29	Access

If a Default is continuing or the Lender reasonably suspects a Default is continuing or may occur, each Offshore Obligor shall (not more than once in every financial year unless the Lender reasonably suspects a Default is continuing or may occur) permit the Lender and/or accountants or other professional advisers and contractors of the Lender free access at all reasonable times and on reasonable notice at the risk and cost of such Obligor to (a) the premises, assets, books, accounts and records of any Obligor and (b) meet and discuss matters with senior management.

19.30	Further assurance

(a)	The Borrower shall (and each Offshore Obligor shall procure that each member of the Offshore Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Lender Security over any property and assets located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	The Borrower shall (and each Offshore Obligor shall procure that each member of the Offshore Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

(c)	The Borrower shall (and each Offshore Obligor shall procure that each relevant Obligor will), at any time at the request of the Lender, at its own cost take whatever actions (including, executing any documents, obtaining any approval and completing any registration, filing or recording) that the Lender may reasonably require in order to assure that all and any legal, regulatory and other compliance requirement applicable to the transactions contemplated under the Finance Documents are duly complied with, without prejudice to any Obligor’s other representations and warranties or covenants relating to its compliance with laws and regulations in the Finance Documents, including the requirement of filing under Circular 2044 issued by the National Development and Reform Commission of the PRC and its implementation rules and interpretations.

19.31	Conditions Subsequent

(a)	By no later than 10:00 a.m. on the Utilisation Date, the Borrower shall deliver or cause to be delivered to the Lender:

(i)	the copies of all of the share certificates representing the Acquired Target Shares, duly executed on behalf of the Target and registered in the name of the Sellers respectively;

(ii)	the copies of the relevant stock powers endorsed in blank in respect of the Acquired Target Shares; and

(iii)	a written confirmation addressed to the Borrower from the Sellers, the Sellers’ Representative or their legal counsel (by way of an email or otherwise as agreed with the Lender) in form and substance satisfactory to the Lender, confirming that the originals of the documents referred to in sub- paragraphs (i) and (ii) above (collectively, the “Title Documents”) will be available for collection from the Sellers, the Sellers’ Representative, or their legal counsel by the Borrower (or its agents) once the Federal Reference Number (or equivalent evidence of funds transfer) in respect of the payment of the Acquisition Purchase Price to the Sellers has been received by the Sellers in accordance with the SPA.

(b)	Immediately after it has become available and in any event no later than 5:00 p.m. (Eastern Standard Time) on the Utilisation Date, the Borrower shall deliver or cause to be delivered to the Lender evidence (in form and substance satisfactory to the Lender) that the Sellers have confirmed receipt of the Federal Reference Number (or equivalent evidence of funds transfer) in respect of the payment of the Acquisition Purchase Price to such Sellers in accordance with the SPA.

(c)	On the Closing Date immediately following the Acquisition Completion, the Borrower (or its agents) shall:

(i)	collect the originals of the Title Documents from the Sellers, or the Sellers’ Representative or their legal counsel;

(ii)	ensure that the Lender (or its agents) have sighted the originals of the Title Documents which shall conform with the copies received pursuant to paragraphs (a)(i) and (a)(ii) above;

(iii)	if the Custody and Control Agreement has been executed and delivered by such time:

(A)	deliver or cause to be delivered the originals of the Title Documents to the Custodian; and

(B)	provide to the Lender a written confirmation (in form and substance satisfactory to the Lender) from the Custodian addressed to the Lender that the originals of the Title Documents have been received by it and are retained by the Custodian in accordance with the Custody and Control Agreement.

(iv)	if the Custody and Control Agreement has not been executed and delivered by such time, deliver or cause to be delivered the originals of the Title Documents to such person as the Lender may designate in writing.

(d)	If the Custody and Control Agreement has not been executed and delivered at the time referred to in paragraph (c)(iii) above, the Borrower shall procure that the Custody and Control Agreement (or an equivalent securities account and deposit account control agreement in form and substance satisfactory to the Lender with a custodian or bank satisfactory to the Lender) is entered into within two (2) Business Days after the Closing Date.

(e)

Within two (2) Business Days after the Closing Date (or if later, the date on which the Custody and Control Agreement is executed and delivered pursuant to paragraph (d) above), the Borrower shall provide evidence to the Lender (in form and substance satisfactory to the Lender) that the originals of the following are issued by the Target’s transfer agent and/or registrar and retained by the Custodian in accordance with the Custody and Control Agreement:

(i)	the original of the share certificate(s) representing the Acquired Target Shares, duly executed on behalf of the Target and registered in the name of the Borrower; and

(ii)	the original of the relevant stock powers endorsed in blank in respect of the Acquired Target Shares.

(f)	Within thirty (30) Business Days after the Closing Date:

(i)	the Borrower shall have opened the Designated Securities Account, the operation of which shall require one authorised signatory appointed by the Security Agent;

(ii)	the Borrower shall have converted the certificated Pledged Target Shares into book-entry form and deposited such Pledged Target Shares in book-entry form into the Designated Securities Account; and

(iii)	the Designated Securities Account and the Pledged Target Shares deposited therein shall have been subject to the Transaction Security created by the Transaction Security Document(s) in form and substance satisfactory to the Security Agent (subject to the terms of the Intercreditor Deed).

(g)	The Borrower shall (and shall procure that each relevant Obligor will) promptly, and in any event within one (1) month after the execution of each Transaction Security Document to which it is a party:

(i)	effect the registration of the Security granted by it under each such Transaction Security Document with the Hong Kong Companies Registry under the Companies Ordinance (Chapter 622, the Laws of Hong Kong); and

(ii)	deliver to the Lender evidence of the completion of such registration.

(h)	On or before the date falling twenty (20) Business Days of the date of this Agreement, the Borrower shall provide evidence that it has amended its memorandum and articles of association (or the equivalent constitutional document) in form and substance satisfactory to the lender, to the effect that:

(i)	the Borrower is authorised by its memorandum and articles of association (or the equivalent constitutional document) to issue one (and only one) golden share and that such golden share will be issued to the Lender or such other person as the Lender may in its sole and absolute discretion nominate (the “Golden Share”);

(ii)	the holder of the Golden Share shall be entitled to, from time to time, appoint a person to the board of directors of the Borrower (the “Lender Director”);

(iii)	each of (in respect of passing any resolution of the shareholders) the holder of the Golden Share and (in respect of passing any resolution of the directors) the Lender Director shall have a final veto right in respect of certain matters set out in the memorandum and articles of association (or the equivalent constitutional document) of the Borrower, including:

(A)	selling, disposing of and proposing to sell or dispose of any asset of the Borrower, including any shares it holds in another person (in particular, any Acquired Target Shares);

(B)	filing any petition or commence any action or proceeding seeking relief under or to take advantage of any applicable insolvency, bankruptcy, liquidation, provisional supervision, reorganisation, protection of debtor or similar law;

(C)	consenting to the filing of any petition or the commencement of any proceedings by a third party against the Borrower of the type contemplated in paragraph (B) above;

(D)	admitting in writing the Borrower’s inability to pay its debts as they fall due;

(E)	dissolving or liquidating the Borrower in whole or in part, or entering into any demerger, consolidation or corporate reorganisation, or convert the Borrower to another form of business entity;

(F)	incurring Financial Indebtedness other than as permitted under the Finance Documents;

(G)	issuing other debt obligations;

(H)	creating or permitting any Security over any assets of the Borrower to exist or permitting the Borrower to give any guarantee or indemnity other than as permitted under the Finance Documents; and

(I)	issuing or allotting any shares, or granting any option or right to subscribe for any shares in the Borrower.

(i)	On or before to the date falling twenty (20) Business Days of the date of this Agreement, the Borrower shall provide evidence that the Lender Director has been appointed to its board of directors.

(j)	Within three (3) Months from the date of this Agreement, the Borrower shall provide confirmation given by the Target, in form and substance satisfactory to the Lender, that Lender, any of its Affiliates or Related Fund is a financial institution as contemplated by section 4.1(b)(vi) of the Target Stockholder Agreement.

(k)	Promptly upon execution of the Transaction Security Documents, the Borrower shall provide:

(i)	evidence that the UCC financing statements relating to the Security Agreement (US) have been filed in the applicable jurisdictions; and

(ii)	evidence that the registration of particulars of the Security Agreement (US) and the Debenture (UK) have been filed at Companies House in England and Wales under section 859A of the Companies Act 2006 (together with the submission of all requisite supporting documents and the payment of any associated fees or charges (if applicable)).

(l)	The Borrower shall (and shall procure that each relevant Obligor will), at any time at the request of the Lender, at its own cost take whatever actions (including, executing any documents, obtaining any approval and completing any registration, filing or recording) that the Lender may reasonably require in order to assure that all and any legal, regulatory and other compliance requirement applicable to the transactions contemplated under the Finance Documents are duly complied with, without prejudice to any Obligor’s other representations and warranties or covenants relating to its compliance with laws and regulations in the Finance Documents.

20.	Margin Position

20.1	Margin Call

(a)	If, on any Scheduled Trading Day, the Lender determines that the LTV Ratio is greater than eighty per cent. (80%), the Borrower and/or Offshore Guarantor shall promptly, and in any case no later than 5:00 p.m. on the second (2nd) Business Day immediately following the date of a Margin Call Notice from the Lender requiring it to do so, deposit or procure to be deposited into the Margin Cash Account such additional US dollar amounts in cash (the “Margin Cash”) to ensure that the LTV Ratio, after being recalculated by taking into account the effect of the deposit of the Margin Cash (the date on which the deposit of the Margin Cash is completed being the “Margin Top-Up Date”, which shall be a Scheduled Trading Day), is equal to or less than seventy-five per cent. (75%) on the Margin Top-Up Date.

(b)	Notwithstanding any other provision of this Agreement, a Margin Call Notice shall be deemed effectively delivered on any day if delivered prior to 11:59 p.m. on that day.

(c)	For the avoidance of doubt, there is no limit on the number of Margin Call Notice which the Lender may deliver.

20.2	Margin Cash Account

On the earlier of the day falling thirty (30) Business Days after the date of this Agreement and the day the Lender instructing the Borrower to do so in connection with a Margin Call Notice:

(a)	the Borrower shall have opened the Margin Cash Account, the operation of which shall require one authorised signatory appointed by the Lender; and

(b)	the Borrower shall ensure the Margin Cash Account and the Margin Cash deposited therein (if any) are subject to the Transaction Security created by Transaction Security Document(s) in form and substance satisfactory to the Lender (in accordance with the terms of the Intercreditor Deed).

20.3	Adjustment Events

(a)	Unless prohibited by applicable law, the Borrower must immediately notify the Lender if an Adjustment Event occurs, or if it becomes aware that an Adjustment Event is proposed.

(b)	Subject to paragraph (c) below, if an Adjustment Event (other than any Merger Event) occurs, the Borrower shall, at its own expense, take whatever action is required by the Lender (acting in good faith and in a commercially reasonable manner) by notice in writing to the Borrower or is otherwise necessary (including, without limitation, execution of documents, registrations, notarisations, payment of all stamp duties, registration and notarial fees and provision of legal advice, including formal legal opinions, in the relevant jurisdictions), to:

(i)	amend the terms of the Finance Documents to account for the economic effect of such Adjustment Event;

(ii)	extend the security created by the Transaction Security Documents to all shares, securities, cash (and the debt represented thereby), other distributions and rights resulting from an Adjustment Event, including any substitute, alternative or additional assets (each an “Additional Asset”) which are not, prior to such event, the subject of such security;

(iii)	to the extent such security is not capable of being so extended, create new security over such Additional Assets in form and substance satisfactory to the Lender; or

(iv)	to the extent such new security is not created, provide to the Lender alternative security, in form and substance satisfactory to the Lender.

(c)	The Borrower may, within three (3) Business Days of receiving a notice from the Lender under paragraph (b) above, notify the Lender that it does not consent to the action required by the Lender under paragraph (b) above. If the Borrower so notifies the Lender, the Loans and all other amounts outstanding under the Finance Documents shall become immediately due and payable.

21.	Events of Default

Each of the events or circumstances set out in the following sub-Clauses of this Clause 21 (other than Clause 21.17 (Acceleration)) is an Event of Default.

21.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable.

21.2	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) above).

21.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.4	Cross default

(a)	Any Financial Indebtedness of any Obligor or any other member of the Group in respect of:

(i)	the Junior Liabilities;

(ii)	the Fullgoal Notes; or

(iii)	the Joyful Intercompany Advances,

is not paid or redeemed when due nor within any originally applicable grace period or a demand is made or an early redemption notice is given in respect of any such Financial Indebtedness.

(b)	In respect of any Financial Indebtedness other than those contemplated by paragraph (a) above:

(i)	any such Financial Indebtedness of any Obligor or any other member of the Group is not paid or redeemed when due nor within any originally applicable grace period,

(ii)	any such Financial Indebtedness of any Obligor or any other member of the Group is declared to be or otherwise becomes due and payable or redeemable prior to its specified maturity or redemption date as a result of an event of default, early redemption event or liquidation event (however described),

(iii)	any commitment for any such Financial Indebtedness of any Obligor or any other member of the Group is cancelled or suspended by a creditor of any Obligor or any other member of the Group as a result of an event of default (however described); or

(iv)	any creditor of any Obligor or any other member of the Group becomes entitled to declare any such Financial Indebtedness of any Obligor or any other member of the Group due and payable or redeemable prior to its specified maturity or redemption date as a result of an event of default (however described), provided that, no Event of Default will occur under this Clause 21.4 if the aggregate amount of the Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above is less than US$1,000,000 (or its equivalent in any other currency or currencies).

21.5	Insolvency

(a)	An Obligor or a member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor or any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any member of the Group.

(d)	The Individual Obligor:

(i)	is, or is deemed for the purposes of any applicable law to be, unable to pay his debts as they fall due or insolvent;

(ii)	admits his inability to pay his debts as they fall due;

(iii)	suspends making payments on any of his debts or announces an intention to do so;

(iv)	commits an act of bankruptcy; or

(v)	by reason of actual or anticipated financial difficulties, begins negotiations with any creditor for the rescheduling or restructuring of any of his indebtedness.

21.6	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)	a composition or arrangement with any creditor of any Obligor or any member of the Group, or an assignment for the benefit of creditors generally of an Obligor or any other member of the Group or a class of such creditors;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor or any other member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Any of the following occurs in respect of the Individual Obligor:

(i)	the Individual Obligor enters into a composition, scheme, individual voluntary arrangement or other arrangement with any of its creditors or has an interim order made in relation to it;

(ii)	the Individual Obligor presents a petition, or files documents with a court or any registrar, for its bankruptcy;

(iii)	a bankruptcy order is made against the Individual Obligor or the Individual Obligor is otherwise adjudicated bankrupt;

(iv)	receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer is appointed in respect of the Individual Obligor or any of its assets; or

(v)	any step is taken (including, for the avoidance of doubt, presentation of a petition or filing of documents with a court or any registrar by any person for the Individual Obligor’s bankruptcy) which could result in any of the events referred to in the preceding sub-paragraphs or a statutory demand is served on the Individual Obligor with respect to any of the matters referred to in the preceding sub-paragraphs, or any analogous procedure or step is taken in any jurisdiction.

21.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor or any member of the Group.

21.8	Unlawfulness

(a)	It is or becomes unlawful for any Obligor or any member of the Group to perform any of its obligations under the Transaction Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Obligor or any member of the Group under any Transaction Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Transaction Documents.

(c)	Any Transaction Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

21.9	Repudiation and rescission of agreements

Any Obligor or any member of the Group (or any other relevant party other than the Lender) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security.

21.10	Acquisition Documents

A termination event (howsoever defined) or default (howsoever defined) occurs under any of the Acquisition Documents.

21.11	PRC Moratorium on External Indebtedness

The government of the PRC, the People’s Bank of China (or any of its successors) or any Governmental Agency of the PRC declares a moratorium, standstill or similar suspension of payments in respect of its PRC External Indebtedness or the PRC External Indebtedness of any person incorporated, domiciled, resident or situated in the PRC. For such purposes, “PRC External Indebtedness” means any Financial Indebtedness which is denominated or payable by its terms, or at the option of the creditor in respect of such Financial Indebtedness, in a currency other than RMB.

21.12	Foreign Exchange Control

Any foreign exchange control is imposed by any Governmental Agency in any jurisdiction (including SAFE) which, in the opinion of the Lender (acting reasonably), has the effect of prohibiting, preventing or materially delaying the remittance of any amount due to the Lender under the Finance Documents.

21.13	Cessation of business

Any Obligor suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

21.14	Litigation

Any litigation, arbitration, administrative, criminal, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or any other member of the Group or its assets which have or is reasonably likely to have a Material Adverse Effect.

21.15	Material adverse change

Any event or circumstance occurs which, in the opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect.

21.16	Change of management

The Individual Obligor ceases to be employed by the Onshore Parent Guarantor or to devote his time and attention to the business, trade and offices of the Group.

21.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:

(a)	without prejudice to the Loan then outstanding:

(i)	cancel the Commitment (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero); or

(ii)	cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly); and/or

(b)	declare that all or part of the Loan, together with the accrued interest, the applicable Make-Whole Amount or Specified Default Make-Whole Amount, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9

CHANGES TO PARTIES

22.	Changes to the Parties

22.1	Assignments and transfers by the Lender

Subject to this Clause 22, the Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to any person (the “New Lender”).

22.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for an assignment or transfer in accordance with Clause 22.1 (Assignments and transfers by the Lender), unless the assignment or transfer is:

(i)	to an Affiliate or a Related Fund of the Existing Lender; or

(ii)	made at a time when an Event of Default is continuing.

For the avoidance of doubt the Lender may without the consent of the Borrower (A) grant by way of sub-participation an interest and (B) enter into credit derivative (including a credit default swap or credit linked note) or total return swap, in each case, in any of its rights under the Finance Documents.

(b)	The consent of the Borrower to an assignment or a transfer referred to in paragraph (a) above must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	A transfer will be effective only if the procedure set out in Clause 22.4 (Procedure for transfer) is complied with.

22.3	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	The New Lender confirms to the Existing Lender and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges the Existing Lender to:

(i)	accept a re-transfer or re-assignment from the New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.4	Procedure for transfer

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Borrower executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security (subject to the terms of the Intercreditor Deed) each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security (subject to the terms of the Intercreditor Deed) and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender; and

(iii)	the New Lender shall become a Party as a “Lender”.

(c)	The procedure set out in this Clause 22.4 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

22.5	Copy of Transfer Certificate to Borrower

The Existing Lender shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

22.6	Existing consents and waivers

The New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

22.7	Assignments and transfers by Obligors

An Obligor may not assign or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of the Lender.

22.8	Security over Lender’s rights

In addition to the other rights provided to the Lender under this Clause 22, the Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	if the Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

23.	Disclosure of information

The Lender, its officers and agents may disclose to:

(a)	its head office, any branch or representative office in any jurisdiction, any of its Affiliates, investors, potential investors, limited partners or Related Funds (together with the Lender, the “Permitted Parties”);

(b)	any of the Permitted Parties’ professional advisers and other persons providing services to any Permitted Party;

(c)	any actual or potential investor, assignee, novatee, transferee, participant or sub- participant in relation to the Lender’s rights and/or obligations under any Finance Document (or any agent or adviser of any of the foregoing);

(d)	any valuation consultant, limited partner or shareholder, rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to any Permitted Party;

(e)	any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties;

(f)	any Obligor;

(g)	any person permitted by any Obligor; and

(h)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any Confidential Information as the Lender shall consider appropriate, provided that if such Confidential Information is disclosed to a person referred to in paragraph (c) above, such person (if not a person to whom information is otherwise permitted to be disclosed under any other sub-paragraph above) to whom such information is to be disclosed is informed of its confidential nature and has entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of such information.

SECTION 10

ADMINISTRATION

24.	Payment mechanics

24.1	Payments to the Lender

(a)	On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available for value on the due date at the time and in such funds as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of that country of that currency with such bank as the Lender specifies.

24.2	Distributions to an Obligor

The Lender may (with the consent of the Obligor or in accordance with Clause 25 (Set-off)) apply any amount received by it for that Obligor in or towards payment (in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

24.3	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall, subject to the terms of the Intercreditor Deed, apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of, and other amounts owing to, the Lender or any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, (if applicable) any Make-Whole Amount or Specified Default Make-Whole Amount and any other fee (other than as provided in paragraph (i) above) or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Lender may vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

24.4	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.5	Business Days

(a)	Any payment which is due to be made on a day (other than the Final Repayment Date) that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not). If the Final Repayment Date is not a Business Day, any payment which is due to be made on such date shall be made on the preceding Business Day.

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.6	Currency of account

(a)	Subject to paragraphs (b) and (c) below, US dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US dollar shall be paid in that other currency.

25.	Set-off

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	Notices

26.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

26.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

Name:	Sun Wise (UK) Co., Ltd
Address:	Unit 1904, 19/F., Podium Plaza 5 Hanoi Road Tsim Sha Tsui, Kowloon Hong Kong
Fax number:	+852 3184 0111
Attention:	Zhou Rui

(b)	in the case of the Offshore Guarantor:

Name:	Sun Wise Oriented (HK) Co., Limited
Address: Unit 1904, 19/F., Podium Plaza 5 Hanoi Road Tsim Sha Tsui, Kowloon Hong Kong
Fax number:	+852 3184 0111
Email:	li.flossie@gmail.com
Attention:	Florence Li

(c)	in the case of the Lender:

Name:	PA Eminent Opportunity VI Limited
Address:	Commence Chambers, P.O. Box 2208 Road Town, Tortola British Virgin Islands
Fax number:	+1 284 494 2889
Email:	jlewis@pagasia.com
Attention:	Jon Robert Lewis

With a copy to:	15/F, AIA Central, 1 Connaught Road Central, Hong Kong Fax number: + 852 2918 0881 Attention: Jon Robert Lewis or any substitute address, fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five (5) Business Days’ notice.

26.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each other Obligor.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

26.4	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

26.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27.	Calculations and certificates

27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

27.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

28.	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30.	Amendments and waivers

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

31.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

32.	Governing law

This Agreement is governed by the laws of Hong Kong.

33.	Enforcement

33.1	Jurisdiction of Hong Kong courts

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 33.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

33.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Hong Kong):

(i)	irrevocably appoints Sun Wise Oriented (HK) Co., Limited at Unit 1904, 19/F, Podium Plaza, 5 Hanoi Road, Tsimshatsui, Kowloon as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	Each Obligor expressly agrees and consents to the provisions of this Clause 33.2.

33.3	Waiver of immunities

Each Offshore Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

This Agreement has been entered into on the date stated at the beginning of this Agreement. Executed and delivered by the Offshore Guarantor as a deed and executed by the Borrower, the Lender under hand on the day and year first above written.

Schedule 1

Conditions Precedent

1.	The Obligors

(a)	The Borrower and Offshore Guarantor

(i)	A copy of the constitutional documents of each of the Borrower and the Offshore Guarantor.

(ii)	A copy of each of the register of members, register of directors and register of charges (if any) of each of the Borrower and the Offshore Guarantor and with respect to the Borrower only, the PSC Register.

(iii)	A copy of a resolution of the board of directors of, or where relevant, an extract of the minutes of a meeting of the board of directors of each of the Borrower and the Offshore Guarantor:

(A)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(B)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(C)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(iv)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (iii) above.

(v)	A certificate from each of the Borrower and the Offshore Guarantor (signed by a director) confirming that borrowing, guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing, guaranteeing, securing or similar limit binding on it to be exceeded.

(vi)	A certificate of an authorised signatory of each of the Borrower and the Offshore Guarantor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)	The Onshore Parent Guarantor

(i)	A copy of the constitutional documents of the Onshore Parent Guarantor, including without limitation:

(A)	the articles of association and all amendments thereto; and

(B)	the up-to-date business license.

(ii)	A copy of a resolution of the sole shareholder of the Onshore Parent Guarantor:

(A)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(B)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(C)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(iii)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (ii) above.

(iv)	A certificate from the Onshore Parent Guarantor (signed by a director) confirming that guaranteeing the Commitment would not cause any securing or similar limit binding on it to be exceeded.

(v)	A certificate of an authorised signatory of the Onshore Parent Guarantor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(c)	The Individual Obligor

A copy of the identification document of the Individual Obligor.

2.	Legal opinions

(a)	Legal opinions in relation to the law of England and Wales from White & Case addressed to the Lender, substantially in the form distributed to the Lender prior to the signing of this Agreement.

(b)	Legal opinions in relation to the law of Hong Kong from White & Case addressed to the Lender, substantially in the form distributed to the Lender prior to the signing of this Agreement.

(c)	Legal opinions in relation to the law of the State of New York from White & Case addressed to the Lender, substantially in the form distributed to the Lender prior to the signing of this Agreement.

(d)	Legal opinions in relation to the law of the PRC from Global Law Office addressed to the Lender, substantially in the form distributed to the Lender prior to the signing of this Agreement.

3.	Finance Document and Transaction Security

(a)	A copy of the following Finance Documents each duly entered into by the parties to it:

(i)	this Agreement;

(ii)	the Onshore Parent Guarantee Agreement;

(iii)	the Individual Guarantee Agreement;

(iv)	the Debenture (HK);

(v)	the Debenture (UK);

(vi)	the Security Agreement (US);

(vii)	the Custody and Control Agreement, or evidence satisfactory to the Lender that the Borrower can comply with its obligations under paragraph (d) of Clause 19.31 (Conditions Subsequent); and

(viii)	the Intercreditor Deed.

(b)	An original or, as the case may be, a copy of each notice and other document then required to be executed and sent or delivered and each acknowledgement or consent required to be obtained by any Obligor under each Transaction Security Document to which it is a party.

(c)	Evidence that the Transaction Security created under each Transaction Security Document has been or will be duly established and perfected and that each deed, letter, document of title, certificate or other document required to be delivered thereunder has been or will be delivered in accordance with the terms of such Transaction Security Document (other than any such document contemplated by Clause 19.31 (Conditions Subsequent)).

4.	Acquisition

(a)	An executed copy of each Junior Investment Document substantially in the form of the last draft previously delivered to and approved by the Lender, with such amendments or modifications as do not materially and adversely affect the interests of the Lender or which have been made with the consent of the Lender.

(b)	An executed copy of each Fullgoal Notes Documents.

(c)	A certificate from the Borrower (signed by a director) in form and substance satisfactory to the Lender confirming that (i) all the conditions precedent to Completion (as defined in the Junior Investment Agreement) provided in clause 4.1 (Conditions Precedent) of the Junior Investment Agreement have been satisfied and (ii) substantially simultaneously with the funding of the Loan on the proposed Utilisation Date, the Junior Investor has subscribed for or will subscribe for the Junior Preferred Shares with a value of no less than US$100,000,000 and the proceeds of such subscription has been or will be funded into the Closing Account (or such other account as the Lender may agree).

(d)	An executed copy of each Acquisition Document.

(e)	Evidence that the Closing Account has been opened and one of the authorised signatories in respect of the operation of such account has been appointed by the Lender

(f)	[Reserved.]

(g)	A certificate from the Borrower (signed by director) in form and substance satisfactory to the Lender confirming that:

(i)	all the conditions precedent required for Closing under article IV (Conditions to the Closing) of the SPA have been satisfied or will be satisfied by the Closing Date or otherwise waived in accordance with the terms of the Acquisition Documents (except that no waiver shall have been made by the Borrower without the consent of the Lender), except for payment of any amounts to be funded by the Loan and the subscription of the Junior Preferred Shares (or will be satisfied concurrently with the Utilisation);

(ii)	there has been no breach under the Acquisition Documents, provided that any such breach that would give rise to the events contemplated in paragraph (c) or (d) of section 7.01 (Termination) of the SPA shall be considered to materially and adversely affect the interest of the Lender under the Finance Documents;

(iii)	the Acquisition Documents remains in full force and effect and has not been amended, varied, waived, rescinded or repudiated by any party to it; and

(iv)	the Closing will occur substantially simultaneously with the Utilisation.

(h)	Evidence that:

(i)	the Acquisition has been approved by the board of directors of the Borrower and approved by Target or announced by the Target through the Exchange; and

(ii)	all other internal and external Authorisations required for the Closing to occur have been obtained (to the extend not covered by paragraph (g)(i) of this Clause 4).

5.	Other documents and evidence

(a)	A signed copy of an acknowledgement of the spouse of the Individual Obligor in relation to the guarantee granted by the Individual Obligor pursuant to the Individual Guarantee Agreement.

(b)	The Original Financial Statements.

(c)	Completion of due diligence to the satisfaction of the Lender, including the Target, and including receipt of any final due diligence reports each in form and substance satisfactory to the Lender and capable of being relied upon by the Lender.

(d)	Confirmation of approval of the transactions contemplated by this Agreement granted by the investment committee of the Lender.

(e)	Evidence that any process agent referred to in Clause 33.2 (Service of Process) has accepted its appointment.

(f)	Evidence that:

(i)	the fees, costs and expenses then due from the Borrower to White & Case and Global Law Office have been have been paid or will be paid by the Utilisation Date, provided that, if such fees, costs and expenses will be paid on the Utilisation Date, payment shall be made by deducting the amount of such fees, costs and expenses from the proceeds of the Utilisation; and

(ii)	the Borrower has entered into an engagement letter with White & Case in relation to, amongst others, the payment of fees contemplated by paragraph (f)(i) above, in form and substance satisfactory to the Lender.

(g)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 15 (Costs and expenses) (to the extent not covered by paragraph (f) above) have been paid or will be paid by the Utilisation Date, provided that, if such fees, costs and expenses will be paid on the Utilsiation Date, payment shall be made by deducting the amount of such fees, costs and expenses from the proceeds of the Utilisation.

(h)	Evidence that the Offshore Guarantor has share capital in the amount of at least HK$1,000,000 (or its equivalent in any other currency or currencies).

(i)	In the opinion of the Lender (acting reasonably), no material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of any Obligor, the Group taken as a whole or the Target has occurred.

(j)	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Schedule 2

Utilisation Request

From: Sun Wise (UK) Co., Ltd as Borrower

To: PA Eminent Opportunity VI Limited as Lender

Dated:

Dear Sirs

Sun Wise (UK) Co., Ltd - US$150,000,000 term loan facility agreement dated              2017 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Commitment

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to the [insert account details].

5.	We agree that the Lender shall deduct from the proceeds of the Loan an amount of US$650,000 (being the fees, costs and expenses due from us to White & Case and Global Law Office as provided in paragraph (f)(i) of clause 5 (Other documents and evidence) of Schedule 1 (Conditions Precedent) of the Facility Agreement).

6.	This Utilisation Request is irrevocable.

Yours faithfully

Authorised signatory for Sun Wise (UK) Co., Ltd as Borrower

Schedule 3

Form of Transfer Certificate

Dated:

Sun Wise (UK) Co., Ltd - US$150,000,000 term loan facility agreement dated              2017 (the “Facility Agreement”)

1.	We refer to Clause 22.4 (Procedure for transfer) of the Facility Agreement. This is a Transfer Certificate. Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 22.4 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Facility Agreement and the other Finance Documents which relate to the Existing Lender’s Commitment and the Loan under the Facility Agreement as specified in the Schedule.

3.	The proposed Transfer Date is [ ].

4.	The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 26.2 (Addresses) are set out in the Schedule.

5.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 22.3 (Limitation of responsibility of Existing Lender); and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

6.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 22.1 (Assignments and transfers by the Lender).

7.	The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.

8.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.	This Transfer Certificate is governed by the laws of Hong Kong.

10.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred, and other particulars

Commitment transferred

Drawn Loan(s) amount(s):	[ ]

Commitment amount:	[ ]

Administration particulars:

New Lender’s receiving account:	[ ]

Address:	[ ]

Telephone:	[ ]

Facsimile:	[ ]

Attn/Ref:	[ ]

[the Existing Lender]	[the New Lender]

By:	By:

This Transfer Certificate is executed by the Lender and the Transfer Date is confirmed as [            ].

[the Lender]

By:

Note:	It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoyment of all the Finance Documents.

Schedule 4

Form of Margin Call Notice

From: Sun Wise (UK) Co., Ltd as Borrower

To: PA Eminent Opportunity VI Limited as Lender Dated:

Sun Wise (UK) Co., Ltd - US$150,000,000 term loan facility agreement dated                      2017 (the “Facility Agreement”)

[Insert number] margin call

Dear Sir

1.	We refer to Clause 20.1 (Margin Call) of the Facility Agreement. This is a Margin Call Notice. Terms used in the Facility Agreement shall have the same meaning in this Margin Call Notice.

2.	We hereby notify you that the LTV Ratio as at [insert date of calculation of LTV Ratio] is [ ]%.

3.	Please deposit or procure to be deposited into the Margin Cash Account such additional US dollar amounts in cash (i.e. US$[insert amount]), by no later than 5:00 p.m. on [the second (2nd) Business Day] immediately following the date of this Margin Call Notice (i.e. no later than [insert date]), to ensure that the LTV Ratio, after being recalculated by taking into account the additional Security granted pursuant to this paragraph 3 is equal to or less than seventy-five per cent. (75%).

4.	A failure to comply with this Margin Call Notice and Clause 20.1 (Margin Call) is an Event of Default.

5.	This Margin Call Notice is governed by Hong Kong law.

Yours faithfully

PA Eminent Opportunity VI Limited as Lender

SIGNATURE PAGE

THE BORROWER

SUN WISE (UK) CO., LTD

By:	/s/ Yongli Wang
Director

Project Sealion–Facility Agreement

(Signature Pages)

THE OFFSHORE GUARANTOR

Executed and delivered as a Deed on behalf of

SUN WISE ORIENTED (HK) CO., LIMITED

By:	/s/ Yu Ting
Director

Project Sealion–Facility Agreement

(Signature Pages)

THE LENDER

PA EMINENT OPPORTUNITY VI LIMITED

/s/ Jon Robert Lewis
Name: Jon Robert Lewis
Authorised Signatory

Project Sealion–Facility Agreement

(Signature Pages)